Filed pursuant to Rule 424(b)(3)

Registration No. 333-129493

Prospectus

Dated May 25, 2006

CHARTWELL INTERNATIONAL, INC.

12,056,487 Shares

Common Stock

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This Prospectus relates to the sale of 12,056,487 shares of common stock, $.001 par value, by the Selling Stockholders listed under “Selling Stockholders” on page 28. We will not receive any of the proceeds from any sale of shares by the Selling Stockholders.

Our common stock is traded on the Over the Counter Bulletin Board under the symbol CHWN. On May 11, 2006, the last quoted sale price for our common stock was $2.45.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

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INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The information in this Prospectus is not complete and may be changed. Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is May 25, 2006.

TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.

Our Business

Chartwell International, Inc. is a Nevada corporation formed in 1984 (the “Company”). Prior to the change in control on March 23, 2005, and the prior disposition of any remaining assets, liabilities and operations on March 3, 2005, the Company had limited operations and a significant amount of its assets had been written off. Because the Company disposed of all of its assets on March 3, 2005, for accounting purposes, the Company commenced operations as a development stage company on March 3, 2005. The Company currently pursues rail-based transportation logistics for commodities including the vertical integration of mining, land fill operations and solid waste disposal, predominantly concentrating on solid waste from construction debris and general solid waste in key sectors and regions of the United States. On September 8, 2005, the Company acquired E-Rail Logistics, Inc., a New York corporation with certain assets, properties and contract rights including coal and other mineral rights, development of land fill locations and their associated operations, and solid waste transportation and removal. On April 26, 2006, the Company completed its acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly owned subsidiary, Middletown & New Jersey Railway Company, Inc. that owns and operates a regional short-line railroad in Middletown, New York. The Company believes that with increased gas prices, rail transportation will become a more economically viable alternative for the transportation of commercial product and other materials such as solid waste. Additionally, the increased demand for rail transportation coupled with historical lack of substantial investment of rail transportation infrastructure and the resurgence of government incentives to improve railroad infrastructure will result in substantial growth in rail-based logistics. Further, the Company anticipates that it can take advantage of trends in increased waste, limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, attract and retain an experienced management team to leverage what the Company sees as a shift in current industry practices and modes of transportation, as well as the logistics for bulk material and solid waste transportation and disposal, including site management. The Company believes that it can create a competitive advantage through the development of rail traffic through the transportation of solid waste from East Coast locals to land fills in Ohio followed up by a return trip with mineral and other commodities available from natural resource sites in proximity to dumps that are adjacent to land fill operations in Ohio. Accordingly, the Company is seeking to integrate rail transportation, including the service and maintenance of rail cars and container assets owned or leased, waste disposal, disposal site management, and mining and their associated logistics.

On July 30, 2005, the Company completed a private placement of 7,349,667 shares of restricted common stock at a purchase price of $1.50 per share. As of October 31, 2005, the Company sold 6,611,281 shares of common stock with signed subscriptions for the remaining 738,386 shares to be issued, subject to a 5% limitation on ownership. Pursuant to the terms of the private placement, the Company agreed to register the shares issued.

Our principal executive offices are located at 1124 Smith Street, Suite 304, Charleston, WV 25301. Our telephone number is (304) 345-8700. Our website is www.chartwellinternational.com.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected and in the future could affect our actual results and could cause actual consolidated results for future fiscal years, to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and times needed, identification and completion of suitable acquisition candidates and businesses in our intended industry focus and the realization of forecasted income and expenses by those businesses, initiatives by competitors, price pressures, changes in the political climate for waste disposal business in different municipalities, and other risk factors listed from time to time in the Company’s SEC reports including in particular, the factors and discussions below under the heading “Risk Factors”.

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RISK FACTORS

The risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the trading price of our common stock could decline.

Risks Related to Our Acquisition Strategy and Operations

Recent change of control and discontinued prior operations do not give a historical basis upon which to evaluate our current efforts, and the change in strategic direction has certain inherent risks. We recently experienced a change of control and discontinued all prior activities. As of March 2005, we had no assets and no operations. In addition, our periodic and current reports filed prior to March 2005 will contain information which will no longer be applicable or relevant to our current and future business operations.

We have changed our business focus and we intend to acquire operations unrelated to past activities, and there are no assurances that management will be successful in acquiring a business or integrating the operations successfully, which would impair our value further. In connection with the recent change of control, we have shifted our focus towards acquisitions. On September 8, 2005, we entered into an Agreement and Plan of Merger with E-Rail Logistics, Inc. (“E-Rail Logistics”), pursuant to which we acquired E-Rail Logistics, a development stage company. Additionally, on April 26, 2006, the Company completed its acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly owned subsidiary, Middletown & New Jersey Railway Company, Inc. which owns and operates a regional short-line railroad in Middletown, New York. Although these acquisition are part of our strategic business plan, there can be no assurance that we will be successful in integrating them as part of our business.

We face challenges in attracting and retaining qualified management experienced in the transportation and disposal of solid waste. Our success will depend largely on our ability to hire and retain qualified individuals to operate our business. There are no assurances that we will be able to retain or attract qualified individuals to manage our business. Our failure to either retain or attract such personnel could have a material adverse effect on our business and financial condition.

Integration of proposed acquisitions pose certain risks, and we do not currently have historical experience upon which to base an evaluation of the future prospects of success. We have only a limited operating history upon which to base an evaluation of our business and our prospects. There can be no assurance that our recently assembled senior management team will be able to manage the business successfully and implement our operating and growth strategies effectively. Our effective integration of acquired businesses into our organization and operations is and will continue to be important to our growth and future financial performance. A part of our strategy is to achieve economies of scale and operating efficiencies by increasing our size through acquisitions. These goals may not be achieved even if we effectively combine the operations of acquired businesses with our existing operations due to factors beyond our control, such as market position or customer base. Because of our limited operating history, there can be no assurance that our recently assembled senior management team will succeed in integrating our future acquisitions. Any difficulties we encounter in the integration process could have a material adverse effect on our business, financial condition and results of operations.

Acceptable acquisition targets may not materialize. We expect that a substantial part of our future growth will come from acquiring solid waste collection, transfer, maintenance and loading facilities, disposal operations, and short-line railroads. There can be no assurance that we will be able to identify suitable acquisition candidates or, if such candidates are identified, to negotiate their acquisition

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at prices or on terms and conditions favorable to us. Additionally, we expect continued consolidation in the industry will reduce the number of qualified acquisition candidates. Our failure to implement our acquisition strategy successfully could limit our potential growth.

We may not be able to attract the required capital, through either debt or equity financings, in order to complete strategic acquisitions or make required purchases of capital equipment needed to conduct our operations efficiently, either of which could adversely effect our financial condition and ability to execute on our business plan. We anticipate that any future business acquisitions will be financed through cash from potential operations, borrowings, the issuance of shares of our common stock and/or seller financing. If acquisition candidates are unwilling to accept, or we are unwilling to issue, shares of our common stock as part of the consideration for such acquisitions, we may be required to use more of our available cash resources or debt, to the extent it is available, to fund such acquisitions. To the extent that cash from potential operations and debt are insufficient to fund acquisitions, we will require additional equity and/or debt financing, the terms of which may be unfavorable or unavailable. Additionally, growth through the development or acquisition of new landfills, railroads, transfer stations and other facilities, as well as the ongoing maintenance of such landfills, railroads, transfer stations or other facilities, may require substantial capital expenditures. There can be no assurance that we will have sufficient existing capital resources or be able to raise sufficient additional capital resources on terms satisfactory to us to meet any or all of the foregoing capital requirements.

There may be undisclosed liabilities in the businesses that we acquire which we fail or are unable to discover which could have a material adverse effect on our operations and business conditions. As a successor owner to entities we acquire, we often assume prior liabilities incurred and there can be no assurances that these liabilities are properly disclosed to us. Even if we obtain legally enforceable representations, warranties, covenants and indemnities from the sellers of such businesses, we may not be successful in fully covering the liabilities. Certain environmental liabilities, even if we do not expressly assume them, may be imposed upon us under various regulatory schemes and legal theories, and as such may materially affect our ability to operate and grow our business.

Larger competitors may compete with us for acquisition targets, making it more difficult for us to acquire businesses that fit within our business strategy, or increasing the cost of making such acquisitions, either of which could negatively affect our performance. We compete for acquisition candidates with other entities, some of which have greater financial resources than us. Increased competition for acquisition candidates may result in fewer acquisition opportunities being available to us, as well as less attractive acquisition terms, including increased purchase prices. These circumstances may increase acquisition costs to levels that are beyond our financial capability or pricing parameters or that may have an adverse effect on our results of operations and financial condition. The ability to utilize our securities as consideration for potential acquisitions may depend in large part on the relative market price and capital appreciation prospects of the common stock compared to the equity securities of our competitors. If the market price of our common stock were to decline materially over a prolonged period of time, our acquisition program could be materially adversely affected.

The success of our railroad operations is dependant on our continuing relationships with Class I carriers. The railroad industry in the United States is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. In addition, loss of customers or service interruptions or delays by our Class I interchange partners relating to customers who ship over our track, may decrease our revenue.

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We may not be able to raise sufficient capital or generate sufficient cash flow to meet our debt service requirements. As of January 31, 2006, we had indebtedness of $1,831,812 of which $717,047 is due in less than one year. We cannot assure you that our future working capital or cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt on terms that may be less favorable to us. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets.

Risks Related to our Industry

Strategic growth through acquisitions is dependent on our ability to internally grow our logistics infrastructure, and there is no historical perspective to validate our belief that we can attain certain gross margins competitively, the failure of which would adversely affect our financial condition. Our growth strategy includes (i) expanding through acquisitions, and (ii) generating internal growth of its infrastructure and logistics capabilities. Our ability to execute our growth strategy will depend on a number of factors, including the success of existing and emerging competition, the availability of acquisition targets, the ability to maintain profit margins in the face of competitive pressures, the ability to continue to recruit, train and retain qualified employees, the strength of demand for our services and the availability of capital to support our growth.

Rapid growth could create risks of over leverage or undercapitalization to meet our obligations, which could materially impact our financial condition and strategy. If we are able to execute our growth strategy, we may experience periods of rapid growth. Such growth, if it occurs, could place a significant strain on our management, operational, financial and other resources. Our ability to maintain and manage our growth effectively will require us to expand our management information systems capabilities and our operational and financial systems and controls. Moreover, we will need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees, as well as integrate accounting and reporting for disclosure controls and compliance with Section 404 of the Sarbanes-Oxley Act. Any failure to expand our operational and financial systems and controls or to recruit and integrate appropriate personnel at a pace consistent with our revenue growth could have a material adverse effect on our business, financial condition and results of operations.

The solid waste industry is highly competitive, and we will face competition from companies that may be better financed than we are, which could impact our ability to compete for customers and employees. The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. Certain of the markets in which we compete or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill. We also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These counties, municipalities and solid waste districts may have financial advantages over us, because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Certain of our competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than us. Our inability to compete with governmental service providers and larger and better capitalized companies could have a material adverse effect on our business, financial condition and results of operations.

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We also compete directly with other modes of transportation, including motor carriers, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While we must build or acquire and maintain our rail system, trucks are able to use public roadways. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers and barges with respect to size, weight limitations, or other operating restrictions could have a material adverse effect on our results of operations and financial condition.

Solid waste disposal is regulated by the various governmental agencies, and changes in legislation or rules and regulations could have a material adverse effect on our operations. The waste management and rail-based transportation industries are subject to extensive and evolving environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years as a result of greater public interest in protecting the environment. Although we do not anticipate or intend to transport or dispose of toxic waste or other hazardous materials, these laws and regulations may still impose substantial costs on us and affect our business in other ways that could add unforeseen costs to operations.

Our railroad and real estate ownership are subject to significant governmental regulation and our failure to comply with such regulations could have a material adverse effect on our operating results, financial condition and liquidity. We are subject to governmental regulation by a significant number of federal, state and local regulatory authorities, including the Surface Transportation Board, the Federal Railroad Administration and state departments of transportation, with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. Some of the regulations require us to obtain and maintain various licenses, permits and other authorizations, which we may not continue to be able to do so.

Our inability to maintain landfill permits and licenses could adversely affect financial resources or require significant expenditures to comply with the regulations, either of which could materially affect gross margins and cash flow from operations. If we implement our strategy for landfill ownership and operation, it will be necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens’ groups, whose positions may change in the future in ways that may adversely effect continuing operations or materially affect the cost of operations. The design, operation and closure of landfills are extensively regulated. These regulations include, among others, the Subtitle D Regulations. Failure to comply with these regulations could require us to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at costs that may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to our competitors whose facilities do not comply with the Subtitle D Regulations or their state counterparts. Our financial obligations arising from any failure to comply with these regulations could have a material adverse effect on our business, financial condition and results of operations.

Judicial and administrative proceedings related to our business are routine, and penalties, fines, or remediation orders could materially impact our cash flow or working capital from time-to-time, which could impair our business plan objectives. Companies in the solid waste services business are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens’ groups. Governmental agencies may seek to impose fines or penalties on us or to revoke or deny renewal of our operating permits, franchises or licenses for

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violations or alleged violations of environmental laws or regulations or require us to make expenditures to remediate potential environmental problems relating to waste disposed of or stored by us or our predecessors, or resulting from us or our predecessors’ transportation and collection operations. We may also be subject to actions brought by individuals or community groups in connection with the permitting, franchising or licensing of our operations, any alleged violation of such permits, franchises or licenses or other matters. Any adverse outcome in these proceedings could have a material adverse effect on our business, financial condition and results of operations and may subject us to adverse publicity.

We may be subject to liability for any environmental damage that our solid waste facilities may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, which could materially impact our cash flow in any given period. Our potential liability includes damage resulting from conditions existing prior to the acquisition of such facilities by us. We may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by us or our predecessors. Any substantial liability for environmental damage incurred by us could have a material adverse effect on our business, financial condition and results of operations. Further, CERCLA imposes joint and several strict liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances, regardless of when the hazardous substance was first detected. CERCLA defines the term “hazardous substances” very broadly to include more than 700 substances that are specified under RCRA, have specific hazardous characteristics defined under RCRA or are regulated under any of several other statutes. Similar liability is imposed on the generators of waste that contains hazardous substances and on hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties, generally are jointly and severally strictly liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based on the existence of even very small amounts of hazardous substances; unlike most of the other statutes that regulate hazardous substances, CERCLA does not require any minimum volume or concentration of a hazardous substance to be present before imposing liability. It is likely that hazardous substances have in the past come to be located in landfills with which we are or will become associated. If any of our sites or operations ever experiences environmental problems, we could be subject to substantial liability, which could have a material adverse effect on our business, financial condition and results of operations.

Our inability to obtain performance or surety bonds, letters of credit or insurance for municipal solid waste services contracts and landfill closure obligations may require other means of financial assurance to secure contractual performance, which could materially affect our potential cash flow and working capital. If we in the future were unable to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste services contracts or obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned on the contractor’s having adequate insurance coverage. Accordingly, our failure to obtain performance or surety bonds, letters of credit or other means of financial assurance or to maintain adequate insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating To Our Company and the Market for Our Common Stock

Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of common stock of the Company available for sale, and such sales could depress our common stock price. Further, no assurances can be given that the Company will not

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issue additional shares which will have the effect of diluting the equity interest of current stockholders. Moreover, sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock and make it more difficult for us to sell shares of our common stock at times and prices that we determine to be appropriate.

There is a limited public market for our common stock, and there are no assurances that a market will fully develop or provide liquidity for investors when needed. There is a limited public market for our common stock, and trading prices of our common stock may be volatile. Our common stock is currently traded on the NASDAQ OTC Bulletin Board and trading volume has been low and sporadic. The Company can give no assurance that an active trading market for our common stock will develop, or if one develops, that trading will continue. Accordingly, investors in our common stock may not have immediate liquidity at any given time.

Our stock is governed by the “penny stock rules”, which imposes additional requirements on broker-dealers who make transactions in our stock. SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since the NASDAQ OTC Bulletin Board is not considered an “exchange,” if the trading price of the Company’s common stock remains less than $5.00 per share, the Company’s common stock will be considered a “penny stock,” and trading in the Company’s common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in the Company’s common stock, which may make it more difficult for investors to sell.

The Board of Directors may designate and authorize issuance of preferred shares which could have rights, preferences or privileges in priority to our common stock holders, and which may further dilute common stock holders. The authorized capital of the Company includes 25,000,000 shares of “blank check” Preferred Stock, of which no shares have been issued. The Board of Directors has the authority to issue shares of Preferred Stock and to determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of these shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. At this time, the Company has no present plans to issue any additional Preferred Stock.

The Company has never paid any cash dividends on its common stock and may not pay cash dividends in the future. Instead, the Company intends to apply earnings, if any, to the expansion, development and growth of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price. The price may go down as well as up and may limit your ability to realize any value from your investment, including the initial purchase price.

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We have only a limited public market for our common stock, which has historically been subject to sporadic fluctuations and inherent stock price volatility. Prior to this filing, there has been a limited public market for the Company’s common stock, and there can be no assurance that an active trading market will develop or be sustained in the future. The Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. Due to a variety of factors, including general economic conditions, government regulatory action, acquisitions, capital expenditures and other costs related to the expansion of operations and services, pricing changes and adverse weather conditions, it is possible that in some future quarter, the Company’s operating results may be below the expectations of securities analysts and investors. In such event, the price of the Company’s common stock would likely be materially adversely affected. The price of the Company’s common stock may be highly volatile and is likely to be affected by the foregoing and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies whose securities are publicly traded. These broad market fluctuations, however, may adversely affect the market price of the publicly traded securities of such companies, including the Company’s common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been commenced against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Any adverse determination in any such litigation could also subject the Company to significant liabilities.

Someone may claim that the Company’s disposition of its assets, liabilities and operations to Kingsley Capital and the subsequent distribution of Kingsley Capital common stock to the Chartwell International, Inc. stockholders may have violated Section 5 of the Securities Act of 1933. The distribution of the shares of Kingsley Capital common stock to the stockholders of Chartwell International, Inc., as disclosed in the Form 8-K for the Event Date March 3, 2005, was not registered under the Securities Act of 1933 (the “Securities Act”). Because the distribution was not registered, the Company may have violated Section 5 of the Securities Act. If it is subsequently determined that the shares of Kingsley Capital should have been registered under the Securities Act and the Company may be deemed to have violated Section 5 of the Securities Act, the Company could be subject to an injunction, fines, or both. Although prior management has taken the position that there was no consideration paid for the shares, which were distributed on a pro-rata basis, someone could take a different position or pursue an action with respect to the transaction. We do not believe that such action is likely, or that such action if pursued would have a material affect on our business or operations.

USE OF PROCEEDS

The Company is registering up to 12,056,487 Shares of Common Stock pursuant to a contractual obligation for selling stockholders. The Company will receive no proceed from the sale of shares by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the Over the Counter Bulletin Board under the symbol CHWN.

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The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Fiscal 2004	High	Low	Fiscal 2005	High	Low

First Quarter (October 31, 2003)	$.08	$.04	First Quarter (October 31, 2004)	$.05	$.03
Second Quarter (January 31, 2004)	$.09	$.03	Second Quarter (January 31)	$.05	$.03
Third Quarter (April 30, 2004)	$.09	$.04	Third Quarter (April 30)	$.38	$.03
Fourth Quarter (July 31, 2004)	$.11	$.05	Fourth Quarter (July 31)*	$4.50	$1.90

Fiscal 2006
First Quarter (October 31, 2005)	$5.95	$3.50
Second Quarter (January 31, 2006	$4.50	$2.75
Third Quarter (April 30, 2006)	$4.00	$2.08

*Reflects 10 for 1 reverse stock split effective June 27, 2005.
The closing price for our common stock on April 28, 2006 was $2.45.

Stockholders

As of April 30, 2006, there were 13,896,361 shares of common stock issued and outstanding held by 535 stockholders of record (not including street name holders).

Dividends

On March 18, 2005, the Company issued all the shares of Kingsley Capital, a wholly-owned subsidiary of the Company to the Company’s stockholders as a dividend, and transferred all its assets and liabilities to Kingsley Capital, effecting a spin-off of Kingsley Capital as a private corporation.

We do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including the Company’s earnings, financial condition, capital requirements and other factors.

Equity Incentive Plan Information

Our stockholders recently approved an equity incentive plan at our Annual Meeting held on February 8, 2006 (the “2006 Plan”). Under the 2006 Plan, options to acquire up to 9% of the outstanding shares of common stock of the Company may be granted to the Company’s directors, officers, employees and consultants. As of April 30, 2006, there were 150,000 shares issued under the 2006 Plan.

The following table provides aggregate information as of April 30, 2006 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

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A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, and warrants	Weighted-average exercise price of outstanding options, and warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	150,000	$3.00	1,100,672
Equity compensation plans not approved by security holders	0		0
Total	150,000	$3.00	1,100,672

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Prospectus. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

The discussion and financial statements contained herein are from our inception of March 3, 2005 to our fiscal year ended July 31, 2005, and for the quarters ended October 31, 2005 and January 31, 2006. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements of the Company included herewith.

Financial Condition as of January 31, 2006.

Effective January 31, 2005, we transferred all of our assets, liabilities and operations to Kingsley, our wholly owned subsidiary at that time, and issued a promissory note to Kingsley for $200,000. On March 3, 2005, we completed a spin-off of Kingsley by distribution of Kingsley common stock as a dividend to our shareholders on a pro-rata basis. As such, our inception of operations as a development stage company commenced on March 3, 2005.

We reported total current assets of $3,787,346 at January 31, 2006 consisting of cash of $3,226,835, a deposit for the purchase of retrofitted railcars totaling $525,000 and other deposits and other assets totaling $35,511. Total current liabilities reported of $1,484,197 consisted of: 1) trade

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payables and amounts due to related parties primarily for legal services, the purchase of equipment and general administrative expenses paid by them, and 2) current maturities on long-term notes payable assumed in the acquisition of its subsidiaries. The Company had working capital of $2,303,149 at January 31, 2006.

We reported long-term assets including property and equipment, land, mineral rights and an option on mineral rights totaling $12,123,348, and long term obligations totaling $1,114,765 primarily resulting from the acquisition of our subsidiaries.

Stockholders’ Equity increased from $9,059,027 at July 31, 2005 to $13,311,732 at January 31, 2006. This increase is primarily due to: 1) 495,225 shares of common stock issued for services and compensation totaling approximately $743,000, 2) 317,014 shares of common stock issued for cash of approximately $501,000, 3) 300,000 shares issued in partial payment of the note receivable of approximately $325,000, and 4) 3,100,000 shares of common stock issued totaling $4,650,000 in connection with the acquisition of one of our subsidiaries. These increases were partially off-set by net losses of approximately $1,691,000 and the redemption of 300,000 shares of common stock for $275,000.

We are currently a development stage company seeking to initiate operations in the solid waste transportation and disposal industry, principally through acquisitions. With increasing gas prices, increased waste, and limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, we believe that we can attract and retain an experienced management team to take advantage of what we see as a shift in current industry practices and modes of transportation, as well as the logistics for solid waste transportation and disposal, including site management. Accordingly, we are seeking to integrate rail transportation, including construction and service maintenance of rail containers, waste disposal, disposal site management, and the logistics of vertically integrating each aspect of waste disposal. Currently, we are in discussions with other companies in this industry, but have not initiated the transportation and disposal of waste to date.

Plan of Operation

Background

We were formed in 1984 and until early 2005 our principal activity consisted of the oversight of investments, principally in College Partnership, Inc. On January 31, 2005, we transferred all assets and liabilities to our then wholly owned subsidiary, Kingsley Capital, Inc. and subsequently transferred all of our Kingsley stock to our then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley Capital. On March 23, 2005, we issued 25,838,433 pre-split shares of our common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley Capital.

Since March 3, 2005 and following the discontinuation of our former operations and business, we changed our focus and strategic direction and pursued operations as a development stage company in the solid waste transportation, logistics, management and disposal industry. Most of our activities during the period from March 3, 2005 to January 31, 2006 were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that would allow us to begin operations.

On September 8, 2005, we acquired E-Rail Logistics, Inc., a development stage company with assets and minimal operations in the solid waste disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail’s wholly-owned subsidiary, Belville Mining Company, Inc. based in Ohio which has significant interests and rights

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to over 8,000 acres of land and minerals in Ohio, a portion of which we intend to permit for our landfill operations. The property contains clay and other minerals that are also required for the operation of landfills. We are only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require substantial infrastructure improvements, which we are evaluating.

Subsequent Event

Subsequent to end of our current fiscal quarter, on February 10, 2006 we completed the acquisition of 20 shares of common stock of Cranberry Creek Railroad, Inc. (“Cranberry Creek”) representing 66 2/3% of all the outstanding shares in Cranberry Creek for a purchase price of $1.65 million. We are currently in material discussions to purchase the remaining 33 1/3% interest in Cranberry Creek. Cranberry Creek owns 100% of the outstanding capital stock of Middletown and New Jersey Railway Company, Inc. (“M&NJ). M&NJ owns and operates a regional short-line railroad based out of Middletown, New York. M&NJ's current operations are limited and we have begun capital improvements and are considering operational infrastructure alternatives to both increase the volume of activity on the railroad as well as integrating the railroad with our other developing operations.

Cash and Cash Equivalents

As of January 31, 2006, we had cash and cash equivalents of $3,226,835. We anticipate that a substantial portion shall be used as working capital and to execute our acquisition strategy and business plan. As such, we further anticipate that we will have to raise additional capital through asset based lines of credit or additional debt or equity financings to fund our operations and acquisitions during the next 6 to 12 months.

Even though we intend to obtain all the necessary permits to operate a landfill on our recently acquired Ohio properties, there are no guarantees that it will be successful. If we are not successful, that may have a material adverse effect on how soon we will be able to generate revenue and cash flow from on-going operations. Any such shortfall in projected revenues may cause us to seek additional financing at an earlier date. There are no assurances that such financing will be available, or be available on terms acceptable to us.

Development

We plan to apply for all necessary permits to operate a landfill on certain of our Ohio properties. This application process could take one year or longer for approval. While we intend to aggressively pursue our application, there are no guarantees we will be successful.

Our wholly owned subsidiary, E-Rail Logistics, had previously entered into several agreements with established landfills in order to process and dispose of waste we intend to transport, and we will pursue additional access for disposal pending final permits to operate our own landfill. We also intend to build further relationships with other landfill operators, and potentially acquire additional existing landfill operations in order to serve our future customers.

In addition to our disposal operations, we purchased rail cars and containers, and through our wholly owned subsidiary, Hudson Logistics, Inc. we have agreements with intermodal and maintenance facilities to support our operations. We anticipate that we will continue to enter into similar arrangements to increase the volume of waste and other commodities we can transport and process in order to maximize volume in an effort to achieve economies of scale.

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Our ability to generate revenue from on-going operations depends significantly on being able to develop properties we own, and properties we may lease. Development of the property and infrastructure for disposal operations will require significant capital expenditures, and effective execution on these developments, and corresponding development of customers with volume, will be essential to our success. Delays in permitting owned or leased properties, delays in infrastructure development, or delays in our ability to create a customer base with volumes needed will significantly impact our working capital and intermediate financing needs.

Quarterly Results of Operations for January 31, 2006

For the Three Months Ended January 31, 2006

We reported net losses for the three months ended January 31, 2006 of $578,432. General and administrative expenses consisted primarily of the following:

•	rents, utilities and office related expenses of approximately $54,000
•	salaries and employee expenses of approximately $206,000
•	professional fees of approximately $202,000
•	travel and entertainment expenses of approximately $26,000
•	depreciation expense of approximately $10,000.

We incurred net interest expense of approximately $34,000 and we recorded a gain of approximately $35,000 on the settlement of a note receivable.

For the Six Months Ended January 31, 2006

We reported net losses for the six months ended January 31, 2006 of $1,690,840 that included approximately five months of operations of our subsidiaries. General and administrative expenses consisted primarily of the following:

•	rents, utilities and office related expenses of approximately $73,000
•	salaries and employee expenses of approximately $316,000
•	professional fees of approximately $1,104,000
•	travel and entertainment expenses of approximately $49,000
•	depreciation expense of approximately $13,000.

Professional fees include approximately $705,000 from the issuance of 407,225 shares of common stock in the aggregate to our board members for their service on the board, and to advisors in connection with introduction in raising capital and advice on the acquisition of the our subsidiaries. We incurred net interest expense of approximately $47,000 and we recorded a gain of approximately $35,000 on the settlement of a note receivable.

Quarterly Results of Operations for October 31, 2005

The Company reported net losses for the fiscal quarter ended October 31, 2005 of $1,112,408 that included approximately two months of operations of its subsidiaries. General and administrative expenses consisted of: 1) rents, utilities and office expenses of approximately $31,000, 2) salaries and employee expenses of approximately $110,000, 3) professional fees of approximately $900,000, 4) travel expenses of approximately $23,000, and 5) depreciation expense of approximately $3,000. Professional fees includes approximately $705,000 from the issuance of 407,225 shares of common stock in the aggregate to board members for their service on the board, and to advisors in connection with introduction in raising

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capital and advice on the acquisition of the Company’s subsidiaries. The Company also reported net interest expense of approximately $46,000.

Annual Results of Operations for July 31, 2005

Net losses for the period from March 3, 2005 to fiscal year ended July 31, 2005 were $973,119 that consisted of: 1) four months of general and administrative expenses totaling approximately $159,000, and 2) finance placement fees of approximately $836,000 for assistance in the sale of the Company’s common stock to raise capital, partially off-set by interest income of approximately $22,000 from the proceeds of the stock sales. Effective July 11, 2005, the Company entered into a Purchase and Sale Agreement with Railway and Industrial Services, Inc. for the purchase of 95 retrofitted railcars for a purchase price of $4,085,000. The agreement called for the Company to pay an initial deposit of $1,425,000 and an additional $28,000 per railcar that is accepted and delivered, as defined. The parties also entered into a Purchase Money Security Agreement effective July 11, 2005 granting the Company a security interest in the 95 railcars until such railcars are accepted and delivered. The total deposit will be allocated and correspondingly reduced at the rate of $15,000 per railcar delivered. As of July 31, 2005, the Company had no other capital commitments, and has no off balance sheet items.

Liquidity and Capital Resources for the Fiscal Quarter Ended January 31, 2006

We reported cash flow from operations of approximately $393,000 consisting primarily of common stock issued for services of approximately $743,000, the application of approximately $882,000 of prepaid deposits primarily related to railcars delivered and accepted, and an increase of approximately $433,000 in accounts payable and accrued liabilities, partially offset by net losses of approximately $1,691,000.

Cash used in investing activities consisting primarily of the purchase of property and equipment of approximately $2,871,000, primarily railcars and related equipment, and net cash paid for the acquisition of our subsidiaries totaling approximately $2,262,000.

Cash provided by financing activities consisted of the proceeds from the issuance of common stock of approximately $501,000 and the collection of notes receivable of approximately $635,000 partially offset by $275,000 of cash paid for the purchase of a note receivable, the redemption of 300,000 common shares for $275,000 and principal payments on long term debt of approximately $201,000.

We completed the following related party transactions at and for the fiscal quarter ended January 31, 2006:

We issued 155,000 shares valued at $232,500 to a company controlled by an officer and director of ours in connection with the acquisition of E-Rail Logistics and Belville Mining Company. At January 31, 2006, we owed $16,275 in cash and are obligated to issue 10,850 shares of common stock valued at $16,276 to this same company for financing placement fees.

We paid $254,259 in cash for legal services to a law firm, during the six-month period ended January 31, 2006, of which an officer and director of ours is a shareholder. In addition, we reported $48,783 due to this same firm for legal services at January 31, 2006.

We acquired software and assumed the corresponding lease of $27,256 during the six- month period ended January 31, 2006 from an entity controlled by an officer of one of our subsidiaries.

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Prior to the acquisition of E-Rail Logistics, E-Rail Logistics purchased 220 open top containers for $550,000 consisting of $130,000 cash and a finance obligation of $420,000 to The Corona Group. The proprietor of The Corona Group is an employee of a company controlled by an officer of one of our subsidiaries and such proprietor is a shareholder of ours. We assumed the remaining finance obligation totaling $369,395 in connection with the acquisition of E-Rail Logistics.

Our management is of the opinion that the terms and conditions of the foregoing transactions were no less favorable for us than could be obtained from unaffiliated third parties.

As a development stage company, we currently have limited operations, principally directed at structuring acquisitions and initiating operations in the solid waste transportation, processing and disposal industry.

Our management believes that we will be able to generate sufficient revenue or raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term and long-term obligations. In order to execute on our business strategy, we will require additional working capital, commensurate with the operational needs of the target companies we may pursue. Such working capital will most likely be obtained through equity financings until such time as acquired operations are integrated and producing revenue in excess of operating expenses. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed.

Off-Balance Sheet Transactions

There are no off balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.

DESCRIPTION OF BUSINESS

Overview of Business

Chartwell International, Inc. is a Nevada corporation formed in 1984 (the “Company”). Prior to the change in control on March 23, 2005, and the prior disposition of any remaining assets, liabilities and operations on March 3, 2005, the Company had limited operations and a significant amount of its assets had been written off. Because the Company disposed of all of its assets on March 3, 2005, for accounting purposes, the Company commenced operations as a development stage company on March 3, 2005. The Company currently pursues rail-based transportation logistics for commodities including the vertical integration of mining, land fill operations and solid waste disposal, predominantly concentrating on solid waste from construction debris and general solid waste in key sectors and regions of the United States. On September 8, 2005, the Company acquired E-Rail Logistics, Inc., a New York corporation with certain assets, properties and contract rights including coal and other mineral rights, development of land fill locations and their associated operations, and solid waste transportation and removal. On April 26, 2006, the Company completed its acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly owned subsidiary, Middletown & New Jersey Railway Company, Inc. that owns and operates a regional short-line railroad in Middletown, New York (“M&NJ”). The Company believes that with increased gas prices, rail transportation will become a more economically viable alternative for the transportation of commercial product and other materials such as solid waste. Additionally, the increased demand for rail transportation coupled with historical lack of substantial investment of rail transportation infrastructure and the resurgence of government incentives to improve railroad infrastructure will result in substantial growth in rail-based logistics. Further, the Company anticipates that it can take advantage of trends in increased waste, limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, attract and retain an experienced management team to leverage what the Company

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sees as a shift in current industry practices and modes of transportation, as well as the logistics for bulk material and solid waste transportation and disposal, including site management. The Company believes that it can create a competitive advantage through the development of rail traffic through the transportation of solid waste from East Coast locals to land fills in Ohio followed up by a return trip with mineral and other commodities available from natural resource sites in proximity to dumps that are adjacent to land fill operations in Ohio. Accordingly, the Company is seeking to integrate rail transportation, including the service and maintenance of rail cars and container assets owned or leased, waste disposal, disposal site management, and mining and their associated logistics.

Dividend and Change of Control

On March 18, 2005, the Company issued all the shares of Kingsley Capital, a wholly-owned subsidiary of the Company to the Company’s stockholders as a dividend, and transferred certain of its assets and liabilities to Kingsley Capital prior to the dividend, effecting a spin-off of Kingsley Capital as a private corporation (the “Spin-Off”). In consideration for assuming the liabilities of the Company, the Company issued a note payable for $200,000 to Kingsley Capital.

On March 23, 2005, in two separate but concurrent transactions, Mr. Imre Eszenyi acquired 45,000,000 shares of the Company’s common stock in the aggregate pursuant to a Share Purchase Agreement and Subscription Agreement. In the transaction pursuant to the Share Purchase Agreement, Mr. Eszenyi purchased from controlling affiliates of the Company 19,161,567 shares of the Company’s common stock for $250,000. In addition, pursuant to the Subscription Agreement, Mr. Eszenyi purchased from the Company 25,838,433 shares of the Company’s common stock for $200,000. The $200,000 was used to payoff the note payable granted by the Company to Kingsley Capital, Inc. as a result of the Spin-Off. On June 27, 2005, the Company effected a 1 for 10 revenue stock split.

Following the distribution and change in control, the Company filed a new Form 10-SB and began reporting with the Securities and Exchange Commission under a new SEC filer number.

Our Industry

There persists an ongoing trend towards consolidation in the solid waste industry that began during the 1990’s that appears to be more economically and geographically focused. One of the primary factors influencing consolidation is increased regulations which caused operating and capital costs to increase significantly. This has resulted in smaller operators being forced out of the industry either through shutting down operations or being acquired by larger, better capitalized companies. In addition, following the amendments to Subtitle D of the regulations of the Resource Conservation and Recovery Act of 1976, industry participants faced more stringent standards for engineering solid waste landfills, requirements for liner systems, leach ate collection, treatment and monitoring systems, and gas collection.

In certain markets, competitive pressures are also forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations, through which they can secure solid waste streams for disposal. Strategies include owning landfills, establishing strategic relationships to secure access to landfills, and negotiating lower fees by securing long-term contracts with higher volumes. In other markets, competitors control regions through franchises and municipal contracts that are often sole sourced.

With increased regulatory scrutiny and associated costs, smaller landfill and collection operators in certain regional markets will continue to have little alternative but to consolidate or be acquired. These smaller operators lack the capital resources, management skills and technical expertise required to comply with the stringent regulations and to compete with larger, more efficient and better capitalized, integrated

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operators. In the Northeast, local disposal operators have been closed or are at capacity. These local disposal facilities have been replaced by large regional landfills in Western Pennsylvania, Ohio, Michigan and West Virginia. As a result, generators and disposers have to haul waste hundreds of miles at considerable costs given the high price of fuel, labor, insurance and shortage of equipment. These elevated costs for road-based hauling have made rail-based waste disposal more economical and efficient.

For a discussion of the short line railroad industry, please refer to “Competition” below.

Our Strategy

We are currently in the development stages with plans to become a leading vertically integrated provider of rail-based logistics, servicing general commercial transportation and solid waste disposal, through acquiring landfills, disposal sites, intermodal facilities for rail haul, loading and off loading facilities for waste, railcar maintenance companies, focusing on collection, transportation and disposal of solid waste. With our first acquisition of a company in this industry, E-Rail, our primary focus is on the Northeast market. We believe this initial focus on such a densely populated region which generates a large volume of solid waste will provide us a competitive advantage over our larger, more fragmented and less nimble competitors in that region. In acquiring additional companies and assets, we will target those necessary to enhance our ability to operate as an integrated provider and ensure compliance with existing environmental laws.

We plan to target hundreds of haulers and generators who will benefit substantially from outsourcing some or all of their transportation, logistical and disposal needs, and municipalities, transfer stations, demolition companies, trucking companies and waste brokers. By offering integrated services, customers will have a full complement of services from which to choose. To assist in our bidding for municipal and other private and public contracts and in evaluating acquisition targets, we have begun to compile a management team with many years of experience in and knowledge of the solid waste and railcar transportation industries.

Based on public reports, we believe that only 5% of the massive waste market is currently served by rail transportation. Part of the reason has been a shortage of railcars and related equipment necessary for use in the waste industry. We plan to service that need by providing railcars, containers, maintenance, loading and offloading facilities. In order to achieve that, our management team will design and procure the necessary equipment. On July 11, 2005, we contracted to purchase 95 retrofitted railcars for a purchase price of $4,085,000 in furtherance of our strategic plan and operations, and subsequent to our fiscal year end we acquired 52 intermodal containers suitable for solid waste bringing our total number of containers owned to 272.

Several of the main factors we plan to compete on are price, capacity, geography, collection, transfer and disposal volume. Our success in executing on our business plan will depend on our ability to maximize utilization of our containers and rail access rights. We believe we can achieve competitive pricing by consolidating collections over a vast region because of our focus on utilizing rail transport. By collecting, transporting and disposing of large volumes of solid waste, we believe we can create economies of scale and thus cost-savings that we can pass through to our customers. At the current time, there is a shortage of waste disposal sites in the Northeast resulting in haulers and generators having to transport their waste to other states and other nearby accessible regions. With the increasing costs of fuel and the distance needed to travel, companies able to most efficiently and cost effectively collect and transport the waste have a competitive advantage.

With the recent addition of the MN&J short line railroad to operations, we plan to invest in the improvement of the infrastructure of the railroad to take advantage of the what we believe is the growing

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opportunities for commercial rail traffic in Orange County, New York region that our railroad serves. We plan to partner with local, state and federal government agencies as well as private enterprises to encourage the development of regional distribution centers for commodities and consumer products that can be serviced by our railroad. Rail-served distribution centers are a cost-effective way of bringing product to growing markets.

Services

With our initial acquisition of E-Rail, we plan to serve the Northeast market by targeting generators and haulers of solid waste for residential, commercial, industrial and municipal entities. Our services will include landfill disposal, transfer station, intermodal, railcar transportation and equipment maintenance.

We plan to own or lease permitted landfill disposal facilities in the Northeast and Mid-West to process solid waste transported via rail from the Northeast. Our fees will be based on the volume and type of waste that is processed. While we will work diligently to obtain all necessary permits to operate a waste disposal landfill, there are no assurances that we will be successful and any such shortcoming could have a material adverse effect on our operations and the value of assets acquired.

We plan to enter into contracts and/or acquire, develop, own and operate transfer stations in markets close to our collection operations. Transfer stations enable us to extend our direct-haul reach and link collection operations with disposal facilities that we own, operate or lease. As a result, we would be able to increase the volume of waste transported to any given facility, leading to greater efficiencies, economies of scale and competitive pricing.

MN&J, our recently acquired short line railroad, currently serves a limited number of customers that are transporting commodities to their facilities. With the completion of infrastructure improvements, we plan to increase the number of customers and the volume of traffic of commodities and consumer products on our railroad.

Competition

The solid waste services industry is highly competitive and with recent consolidation in the industry, several large companies have emerged as the leaders, including Allied Waste Industries, Inc., Republic Services, Inc., Waste Connections, Inc. and Waste Management, Inc. On a regional basis, there are several publicly-held and privately-owned companies and thousands of small operators. In addition, we compete directly with companies that transport waste via truck, barge, water, roads, and any other method of transportation outside of rail, alternative disposal facilities like incinerators, and municipalities, districts and counties that have their own waste disposal sites and transportation network.

The solid waste industry has and continues to experience consolidation. We will have to compete with both small and large companies when seeking to vertically integrate and acquire quality companies in the industry. Our competitors have to be aggressive in cost reduction and therefore vertical acquisitions and attaining more capacity remains a high priority, and in most instances, greater access to financing and capital is a significant advantage. Many of our established competitors will be better financed, and as such it may become uneconomical for us to make further acquisitions or to locate suitable and valued acquisition targets.

The short line railroad industry is highly fragmented. Due to the limited geographical coverage of individual short line railroads, short line railroads do not directly compete with one another. There are several barriers to entry into the short line railroad industry including the cost of acquisition, the cost of

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improvements, regulatory issues, and the expertise required to operate a railroad. There is a growing trend of consolidation whereby short line railroads are being acquired by other railroad operators who already own several short line railroads. These consolidators are able to leverage economies of scale in areas of operating expertise, regulatory adherence and specialized administration. We believe that the consolidation trends will make it more challenging for small short line railroad operators to remain independent.

Regulatory Issues

The solid waste industry, including landfills, waste transportation, transfer stations, vehicle maintenance facilities, loading and unloading facilities and fueling facilities are subject to extensive regulatory control at the federal, state and county levels.

The Clean Air Act, generally through state implementation of federal requirements, regulates emissions of air pollutants from landfills and disposal sites based on factors such as the date of the landfill construction and tons per year of emissions of regulated pollutants. State regulators may impose more stringent requirements than those provided by federal regulations. Air permits and operating permits may be required, depending on potential air emissions.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA established a regulatory program to investigate and clean up facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA may enforce its regulatory and remedial program by imposing strict joint and several liability on any entity held responsible for violations. Various states also impose strict joint and several liability for investigation, cleanup and other damages associated with hazardous substance releases.

The Federal Water Pollution Control Act of 1972, or the Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into the waters of the United States. Any violations of the Clean Water Act would require applying for and obtaining a discharge permit, conducting sampling and monitoring, and under certain circumstances, to reduce the level of pollutants.

The Resource Conservation and Recovery Act of 1976, or the RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to enact programs to ensure the safe handling and disposal of solid waste. Waste classified as hazardous are subject to much more stringent regulations than waste classified as non-hazardous. RCRA requires registration, compliance, reporting and corrective action, amongst others. In 1991, the Environmental Protection Agency adopted the Subtitle D Regulations governing solid waste landfills. These include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. Each state is responsible for enacting regulations and standards promulgated by the EPA , which may be more stringent than that required under the Subtitle D Regulations.

The Surface Transportation Board (STB) is the successor to certain regulatory functions previously administered by the Interstate Commerce Commission (ICC). Established by the ICC Termination Act of 1995, the STB has jurisdiction over, among other things, construction, acquisition, or abandonment of rail lines, the consolidation or merger of railroads, freight rates (where there is no effective competition), extension or abandonment of rail lines, the acquisition of rail lines, and consolidation, joint use or trackage rights, and the service provided by rail carriers. The FRA regulates railroad safety and equipment standards, including track maintenance, handling of hazardous shipments,

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locomotive and rail car inspection and repair requirements, and operating practices and crew qualifications.

Acquisition of E-Rail Logistics, Inc.

On September 8, 2005, the Company completed an acquisition of E-Rail Logistics, Inc., a New York corporation (“E-Rail”), a development stage company focusing on operations in the solid waste disposal industry, and E-Rail’s wholly-owned subsidiary, Belville Mining Company, Inc., an Ohio corporation, that owns certain land and mineral rights in Southern Ohio. Through this initial acquisition, the Company plans to transport solid waste, initially from the Northeast region of the United States and process and dispose of it in Company owned or leased permitted landfills. While the Company views the acquisition of E-Rail as key in the execution of its business plan, there are inherent risks in any acquisition, especially since E-Rail is a development stage company with limited operations and revenues at this present time. The Company determined that it did not acquire productive assets or a business and the acquisition was treated as an asset acquisition. In an effort to better streamline operations, on April 1, 2006, E-Rail assigned all of its assets and liabilities to Hudson Logistics, Inc., a wholly owned subsidiary of the Company.

Acquisition of Middletown and New Jersey Railway Company, Inc.

On April 26, 2006, the Company completed its acquisition of Cranberry Creek Railroad, Inc., a New Jersey corporation including its wholly-owned subsidiary, Middletown&New Jersey Railway Company, Inc. which owns and operates a regional short-line railroad in Middletown, New York (“MNJ”). MNJ owns and operations a regional short-line railroad based out of Middletown, New York. M&NJ’s current operations are limited and we have begun capital improvements and are considering operational infrastructure alternatives to both increase the volume of activity on the railroad as well as integrating the railroad with our other developing operations.

Founded in 1947, M&NJ, headquartered in Middletown, New York has historically been an integral part of the growth of Orange County. M&NJ and its predecessors transported milk, milk products, livestock, feed and coal. As recently as in the mid 1980s, M&NJ serviced a chemical and a fertilizer plant on its short-line. The business is currently serving Genpak, a plastic packaging company and Orange & Rockland Utilities.

Customers

As of April 30, 2006, the Company has 2 customers, including Genpak and Orange & Rockland Utilities being served by M&NJ. With the continued integration of certain properties, equipment, and rail access rights we anticipate generating additional customers in the near future.

Employees

As of April 30, 2006, the Company currently has five full time employees. The Company also utilizes temporary employees throughout the year to address business needs and significant fluctuations in administrative needs for accounting, reports and disclosure. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We do not expect any significant disruption in our business in 2005-06 as a result of labor negotiations, employee strikes or organizational efforts. We are actively seeking a Chief Executive Officer with industry and public company reporting experience, and we hope to fill that position in the next few months.

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Legal Proceedings

To the best knowledge of management, there are no legal proceedings pending against the Company. In the normal course of operations, the Company may have disagreements or disputes with employees, vendors or customers. These disputes are seen by the Company’s management as a normal part of business, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on the Company’s financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

The Company’s principal address is 485 Underhill Blvd., Suite 201, Syosset, New York 11791. Additionally, the Company currently uses office space of a business located at 1124 Smith Street, Suite 304, Charleston, W.V. 25301. The office building is owned by a relative of our Chairman and Vice President, Mr. Imre Eszenyi, and the Company does not currently pay rent for the use of the space or administrative personnel located there. We anticipate acquiring additional office leases for general operations and administrative functions in the future, as we execute on our business plan.

Through our wholly-owned subsidiary, Belville Mining Company, Inc., we own certain undeveloped properties in Ohio comprising several parcels of land in Jackson County, Scioto County and Laurence County for a total of approximately 1,612 acres. 1500 acres of those properties are encumbered by mortgage liens held by certain creditors of Belville Mining Company associated with promissory notes issued by Belville Mining Company to such creditors in the aggregate principal amount of $1,823,000.

Additionally, through our wholly-owned subsidiaries, Cranberry Creek Railroad, Inc. and Middletown and New Jersey Railway Company, Inc. we own a short-line regional railroad and several parcels of land in Orange County, New York for a total of approximately 138 acres.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 30, 2006, the number and percentage of outstanding shares of our common stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

22

Name	No. of Shares Common Stock
Imre Eszenyi No. 7 Inverness Gardens London W8 4RN United Kingdom	300,000	2.16%
Paul Biberkraut 485 Underhill Boulevard Suite 201 Syosset, NY 11791	25,000	Less than 1%
Charles Srebnik 3 Mary Ann Lane New City, NY 10956	200,000(1)	1.26%
David Adams 1331 Garden Highway, Suite 300 Sacramento, CA 95833	178,750	1.29%
Internationale Kapitalanagegesellschaft m.b.H. acting for and on behalf of Fund “Merlin Master Funds INKA” Georg-Glock-Str. 14 40474 Dusseldorf, Germany	1,500,000	10.79%
Fonditel Velociraptor, FI Pedro Teixeira Street, 8, 3rd Floor 28020 Madrid, Spain	1,500,000(2)	10.79%
Eurovalor Bolsa FI C/Labastida, 11 28034 Madrid, Spain	850,000(3)	6.12%
PICIAS Limited(4) Palm Grove House Road Town Tortola, British Virgin Islands	4,298,831	30.93%
Faisal A. Alhegelan c/o Hogan & Hartson L.L.P. 555 Thirteenth Street, NW Washington, DC 20004	1,304,348(5)	9.24%
All directors and executive officers as a group (4 persons)	678,750	4.88%

(1)	Includes 100,000 shares owned by Mr. Srebnik’s spouse, of which Mr. Srebnik disclaims beneficial ownership.

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(2)

Includes 500,000 shares held in the name of Fonditel Albatros, FI based on the Schedule 13G filed with the SEC as a group. Both entities are controlled or are under the common direction of the same principals.

(3)	Includes 150,000 shares held in the name of Eurovalor Estados Unidos, FI, based on our knowledge that the two entities are controlled or are under the common direction of the same principals.
(4)

PICIAS Limited is a British Virgin Islands company owned by a trust established for the benefit of Mr. Imre Eszenyi’s children. The trust is irrevocable, has independent trustees and is administered from Switzerland. Mr. Eszenyi disclaims beneficial ownership and based on Section 16(a) filings the SEC and to our knowledge, has no direct or indirect control or direction over any of the shares.

(5)	Includes approximately 1,304,348 shares Mr. Alhegelan has the right to acquire pursuant to conversion rights that are part of a convertible promissory note issued to Mr. Alhegelan.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. Each year the stockholders elect the Board of Directors. The executive officers generally serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer. The number of directors range from three to seven. The Board has fixed the number of directors at four, but is actively seeking additional independent directors.

Person	Age	Position
Imre Eszenyi	37	Chairperson; Acting President; V.P.
Paul Biberkraut	45	Chief Financial and Administrative Officer
Charles Srebnik	71	Director
David Adams	47	Director, Secretary

Mr. Imre Eszenyi, CFA, is the founder and is currently the Managing Partner of Orchestra Finance L.L.P., a London-based independent investment firm, which is authorized and regulated by the Financial Services Authority. Mr. Eszenyi founded the Orchestra Companies in 2001. In 2005, Mr. Eszenyi joined the Board of the Company and currently serves as our Acting President, Vice President and Chairman of the Board. Previously, he has gained extensive experience in structuring and execution of capital markets and private equity transactions globally while serving in various senior capacities at global investment banking firms. Mr. Eszenyi was with UBS Warburg in the Private Equity Group from 1997 to 2001, Credit Suisse First Boston from 1996 to 1997 and Bankers Trust from 1994 to 1996. Most recently with the Orchestra Finance L.L.P., Mr. Eszenyi was involved in providing financing for fast developing publicly-listed companies, including ThermoGenesis Corp. (“KOOL”), FX Energy, Inc. (“FXEN”) and Telkonet, Inc. (“TKO”). Mr. Eszenyi received an M.B.A. from Ohio University, where he was sponsored by the George Soros Foundation, and attended the Janus Pannonius University of Economics. He is a Chartered Financial Analyst and is a member of the Association for Investment Management and Research.

Paul Biberkraut joined the Company as its Chief Financial and Administrative Officer in January 2006. From December 2002 through January 2006, Mr. Biberkraut was the Executive Vice President, Chief Financial Officer and Secretary of Superior Galleries, Inc., a publicly traded dealer and auctioneer

24

of rare coins. Mr. Biberkraut currently serves on the Board of Directors of Superior Galleries, Inc. and has been a Director since December 2002. From December 2000 to November 2002, Mr. Biberkraut was a senior finance for information technology at PacifiCare Health Systems, Inc., a public traded health care insurance company. Mr. Biberkraut attended McGill University where he received a Bachelor of Commerce and Graduate Diploma in Public Accountancy, and he received an M.B.A. from Pepperdine University. Mr. Biberkraut is a Chartered Accountant and is a member of Canadian Institute of Chartered Accountants.

Charles Srebnik joined the Board of the Company in 2005. Previously, he has been engaged in the Investment Banking industry for more than four decades. For the past twenty-five years, Mr. Srebnik has been an independent financial consultant with the firm, Charles Srebnik and Associates, and he has managed a privately held family fund. In 1992, he was the Chairman of the Rockland Bioscience Park Corporation. From 1990 to 1992, Mr. Srebnik was a contractor to the Resolution Trust Corporation. In 1981, he co-founded Genetic Engineering, Inc. (a biotechnology company) and served as its Chairman of the Board of Directors and President until it was acquired by Miller Diversified Corporation in 1992. Between 1975 and 1980, he served as the Director of Special Situations in the Corporate Finance Department of D.H. Blair & Co., Inc. He is a life member of the World Simmental Federation and a member of the Holstein Association.

David Adams joined the Board of Directors in April 2005, and also serves as Corporate Secretary. He is a shareholder of the law firm of Bartel Eng & Schroder representing public and private corporations in the areas of intellectual property, corporate finance, mergers and acquisition, and regulatory matters from 2000 to the present. From November 1996 to 2000, he served as General Counsel and V.P of Business Development for ThermoGenesis Corp. (“KOOL”). Mr. Adams received his Bachelor of Arts Degree in Psychology, with High Distinction, from the University of Colorado, Colorado Springs in 1984, and his Juris Doctorate, with Distinction, from the University of the Pacific, McGeorge School of Law in 1988.

25

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by or paid to our Chief Executive Officer for the period March 3, 2005, inception, through our fiscal year ended July 31, 2005. Neither our Chief Executive Officer nor any other officer received any compensation during such period:

Long-Term Compensation
	Annual Compensation				Awards		Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
Name and Principal		Salary	Bonus	sation	Awards	Sars	Payouts	sation
Position	Year	($)	($)	($)	($)	(#)	($)	($)
Dr. Janice A. Jones	2005(1)	$ -	$ -	$ -	$ -	-	$ -	$ -
Chief Executive
Officer

(1) From March 3, 2005 through July 31, 2005. Ms. Jones resigned from the Company on November 1, 2005.

Option Grants

We did not have a stock option plan at end of our fiscal year on July 31, 2005, but have adopted one as of February 8, 2006.

Aggregated Option Exercises in Last Fiscal Year and FY-End Options/SAR Values

We did not have a stock option plan at end of our fiscal year on July 31, 2005, and we did not grant options during the past fiscal year.

Long-Term Incentive Plans-Awards in Last Fiscal Year

We did not have any long-term incentive plans at the end of our fiscal year on July 31, 2005, but have adopted an equity incentive plan as of February 8, 2006.

Compensation of Directors

Our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors’ meetings. As the Company seeks to identify and retain additional independent directors, compensation in the form of stock or cash, or a combination of both, will be established. On September 14, 2005, the Company awarded 75,000 shares of restricted common stock to all 4 of its directors for services rendered during the prior fiscal year. The shares are subject to 2 year vesting with respect to all the directors except for Ms. Janice Jones, whose shares vested immediately. On February 15, 2006, the Company awarded 15,000 shares of restricted Common Stock to Mr. Charles Srebnik for serving on the Company’s board audit committee. On March 16, 2006, the Company awarded 10,000 shares of restricted common stock to Mr. Srebnik for assisting with introducing and interviewing potential audit firms. We are actively seeking at least three independent board members who have relevant industry experience and financial expertise. We anticipate having a majority of outside independent directors.

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Employment Agreements

We did not have any employment agreements during the fiscal year ending July 31, 2005.

On September 8, 2005, and pursuant to our acquisition of E-Rail, our wholly-owned subsidiary, E-Rail, entered into employment agreements with Andrew Kaufman, Richard Kessler and Christopher Davino (collectively the “Executives”). In December 2005, E-Rail and Christopher Davino mutually agreed to terminate his employment agreement. In March 2006, E-Rail and Andrew Kaufman and Richard Kessler mutually agreed to terminate their employment agreements. As of April 30, 2006, none of the Executives remain with E-Rail.

In January 2006, the Company entered into an employment agreement with Paul Biberkraut to serve as the Company’s Chief Financial and Administrative Officer. Mr. Biberkraut is paid an annual salary of $180,000 subject to an increase of up to 15% based on an annual review. Initially, Mr. Biberkraut was paid a bonus of $10,000 on January 16, 2006 and an additional bonus of $10,000 to be paid on July 15, 2006. Mr. Biberkraut is entitled to participate in the Company’s cash management incentive bonus and equity incentive plans upon formation and approval by the Board of Directors of the Company, provided, however, cash bonuses shall not exceed 50% of each his base salary then in effect. Additionally, Mr. Biberkraut was granted 25,000 shares of restricted common stock vesting in equal increments on January 16, 2006 and July 15, 2006 and awarded an option to acquire 150,000 shares of common stock vesting in equal increments on January 16, 2007 and January 16, 2008. The employment agreement may be terminated prior to the expiration of the agreement upon the mutual agreement of the Company and each Executive, respectively. In the event an Executive is terminated without cause, such Executive will be paid an amount equal to 6 months salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use administrative personnel and have office space at 1124 Smith Street, Suite 304, in Charleston, West Virginia, which is the business address of the Company’s Chairman and Vice President, Mr. Imre Eszenyi’s father-in-law. We do not pay rent or other expenses associated with our use of the space at this time, and we do not contemplate entering into any long-term arrangement for the use of such space.

On July 30, 2005, the Company paid $418,245 in cash and issued 278,830 shares of common stock valued at $418,245 to Orchestra Finance, LLP (“Orchestra”) for financing placement fees. On September 14, 2005, the Company issued 155,000 shares of common stock valued at $232,500 to Orchestra for mergers and acquisition advice and assistance in regards to the E-Rail acquisition. On March 15, 2006, the Company accrued $50,000 in fees to be paid in cash and committed to issue 39,000 common shares valued at $ 66,300 to Orchestra for financing placement fees and assistance in settling certain outstanding claims. Additionally, on March 15, 2006, the Company entered into a 2 year agreement with Orchestra, whereby Orchestra would provide management and financial advisory services to the Company for a monthly fee of $10,000 retroactive to January 1, 2006. Mr. Imre Eszenyi is the Managing Partner of Orchestra.

We issued 155,000 shares valued at $232,500 to a company controlled by an officer and director of ours in connection with the acquisition of E-Rail Logistics and Belville Mining Company. In addition, we paid $16,276 in cash and issued 10,850 shares of common stock valued at $16,275 to this same company for financing placement fees.

We paid $342,000 in cash for legal services to a law firm, during the nine months ended April 30, 2006, of which an officer and director of ours is a shareholder. In addition, we reported $48,920 due to this same firm for legal services at April 30, 2006.

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We acquired software and assumed the corresponding lease of $27,256 during the six months ended January 31, 2006 from an entity controlled by a former officer of one of our subsidiaries.

Prior to the acquisition of E-Rail Logistics, E-Rail Logistics purchased 220 open top containers for $550,000 consisting of $130,000 cash and a finance obligation of $420,000 to The Corona Group. The proprietor of The Corona Group was an employee of a company controlled by a former officer of one of our subsidiaries and such proprietor is a former shareholder of ours. We assumed the remaining finance obligation totaling $369,395 in connection with the acquisition of E-Rail Logistics. On April 26, 2006, The Corona Group agreed to reacquire the 220 open top containers and extinguish the remaining obligation that was assumed by E-Rail.

SELLING SECURITY HOLDERS

The following table identifies the Selling Stockholders, as of April 30, 2006, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term “beneficially owned” means common shares owned or that may be acquired within 60 days. The number of common shares outstanding for purposes of determining beneficial ownership as of April 30, 2006, was 13,896,361. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder’s percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of their common shares. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

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	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Hauck & Aufhauser Privatbankiers KGaA FBO of Bayern-Invest Kapitalanlagegesellschaft mbH for RAVB Fund	761,614	5.48%	761,614	-	-
Internationale Kapitalanlagegesellschaft mbH for Fund Merlin A(1)	1,800,000	12.95%	1,800,000	-	-
Eurovalor Bolsa FI(2)	700,000	5.04%	700,000	-	-
Eurovalor Estados Unidos FI(2)	150,000	1.08%	150,000	-	-
Giancarlo de Filippo	67,000	0.48%	67,000	-	-
David J. Instance	66,667	0.48%	66,667	-	-
Chris Gordon(5)	700,000	4.86%	200,000	500,000	3.47%
Charles Neumann	205,000	1.48%	75,000	130,000	0.94%
Fonditel Albatros, FI(3)	500,000	3.60%	500,000	-	-
Fonditel Velociraptor, FI(3)	1,000,000	7.20%	1,000,000	-	-
Fonditel Red Activa, F.P.	500,000	3.60%	500,000	-	-
Loganswell Limited	40,000	0.29%	40,000	-	-
15th Street Partners LP	100,000	0.72%	100,000	-	-
Banque Privee Edmond De Rothschild Luxembourg FBO Herle Limited	67,000	0.48%	67,000	-	-
Ralf Von Ziegesar	167,000	1.20%	167,000	-	-
Faisal A. Alhegelan(6)	1,404,348	9.24%	100,000	1,304,348	8.58%
Capital Strategies S.L.	130,000	0.94%	130,000	-	-
Indigo Light SAL	5,000	0.04%	5,000	-	-
Maxime Mitterrand	5,000	0.04%	5,000	-	-
Hans Jurgen Bradin	70,000	0.50%	70,000	-	-
PICIAS Ltd. (4)	4,298,831	30.93%	4,298,831	-	-
Forum of the Future Ltd	67,000	0.48%	67,000	-	-
Paul Keith	10,000	0.07%	10,000	-	-
Arthur B. Davis	38,000	0.27%	38,000	-	-
Neile Davis	22,000	0.16%	22,000	-	-
Mark R. Cohen	15,000	0.11%	15,000	-	-
Husein Jafferjee	20,000	0.14%	20,000	-	-
Lawrence Sheer	60,000	0.43%	60,000	-	-

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Magnus Imaging, LLC	85,000	0.61%	85,000	-	-
JoAnn Srebnik	100,000	0.72%	100,000	-	-
David C. Adams	178,750	1.29%	100,000	78,750	0.57%
Ault Glazer Bodnar Acquisition Fund LLC	77,500	0.56%	77,500	-	`-
Peter J. Pinto	429,500	3.09%	429,500	-	-
Imre Eszenyi	300,000	2.16%	225,000	75,000	0.54%
Elizabeth Betsy Gaynes	4,375	0.03%	4,375	-	-

(1)

1,500,000 shares are beneficially held by Internationale Kapitalanagegesellschaft m.b.H. acting for and on behalf of Fund “Merlin Master Funds INKA” and 300,000 shares by Direct Deposit Nürnberger Versicherung. To the best of our knowledge both entities are not under common control or direction.

(2)	To the best of our knowledge, Eurovalor Bolsa FI and Eurovalor Estados Unidos FI are controlled or are under the common direction of the same principals.
(3)	Based on the Schedule 13G filed with the SEC as a group, Fonditel Albatros, FI and Fonditel Velociraptor, FI are controlled or are under the common direction of the same principals.
(4)

PICIAS Limited is a British Virgin Islands company owned by a trust established for the benefit of Mr. Imre Eszenyi’s children. The trust is irrevocable, has independent trustees and is administered from Switzerland.

(5)	Includes approximately 500,000 shares Mr. Gordon has the right to acquire pursuant to conversion rights that are part of a convertible promissory note issued to Mr. Gordon.
(6)	Includes approximately 1,304,348 shares Mr. Alhegelan has the right to acquire pursuant to conversion rights that are part of a convertible promissory note issued to Mr. Alhegelan.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and
-	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

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To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF SECURITIES

We are authorized by our Amended and Restated Certificate of Incorporation to issue 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of Preferred Stock. As of April 30, 2006, there were 13,896,361 shares of common stock outstanding, and no shares of Preferred Stock outstanding. In addition, the Company has issued 150,000 options to purchase shares of common stock.

All issued and outstanding shares of common stock are fully paid and non-assessable. Each holder of record of shares of common stock is entitled to one vote for each share so held on all matters requiring a vote of shareholders, including the election of directors. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to participate in the Company’s assets available for distribution after satisfaction of and the claims of creditors. There are no preferences, conversion rights, pre-emptive rights, subscription rights, or restrictions or transfers attached to the common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties. The Company’s Amended and Restated Bylaws obligate the Company to indemnify its directors, officers, employees and other agents against liabilities and expenses incurred in the performance of their duties to the maximum extent permitted by Nevada law.

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Legal Matters

The validity of the shares of common stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser Bailey, P.C., Sacramento, California. David Adams is a director and secretary of the Company and is a shareholder at the law firm of Bullivant Houser Bailey, P.C. and owns 178,750 shares of common stock of the Company. In addition, three other shareholders of Bullivant Houser Bailey, P.C. own shares in the Company representing, in the aggregate, less than one percent of the outstanding shares.

Experts

Ronald R. Chadwick, P.C., served as our independent accountants and audited our financial statement for the period of March 3, 2005, inception to July 31, 2005. We have included our financial statements in the Prospectus and elsewhere in this Prospectus in reliance on Ronald R. Chadwick, P.C. reports given on their authority as experts in accounting and auditing. On March 10, 2006, the Company changed its independent accountants to Urish Popeck & Co., LLC.

We have also included the financial statements of Cranberry Creek Railroad, Inc. in the Prospectus in reliance on Perrin Accounting, P.C. reports given on their authority as experts in accounting and auditing.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, located at 350 Indiana Street, Suite 800, Golden, Colorado 80401, with the same mailing address and telephone number (303) 262-0600.

Where You Can Find More Information

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-202-551-8090 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at www.sec.gov.

33

CHARTWELL INTERNATIONAL, INC.

FINANCIAL STATEMENTS

INDEX

PAGE
(a) Financial Statements of Cranberry Creek Railroad, Inc.
Independent Auditor’s Report on Financial Statements	F-1
Audited Balance Sheets – Cranberry Creek Railroad, Inc. as of December 31, 2005	F-2-3
Audited Statement of Operations – Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-4
Audited Statement of Shareholders’ Equity – Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-5
Audited Statement of Cash Flows – Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-6-7
Audited Notes to the Financial Statements – Cranberry Creek Railroad, Inc. for the year ended December 31, 2005	F-8
(b) Pro Forma Financial Information Cranberry Creek Railroad, Inc. and Chartwell International, Inc.
Explanation	F-9-10
Unaudited Pro Forma Consolidated Balance Sheet as of January 31, 2006	F-11-12

Unaudited Pro Forma Consolidated Statement of Operations from inception on March 3, 2005 to July 31, 2005 for Chartwell International, Inc. and for the year ended December 31, 2005 for Cranberry Creek Railroad, Inc.

F-13
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended January 31, 2006	F-14-15
Consolidated Balance Sheets as of January 31, 2006 (Unaudited) and July 31, 2005	F-16
Consolidated Statements of Operations (Unaudited) for the three months ended and the six months ended January 31, 2006, and, from inception on March 3, 2005 to January 31, 2006	F-17
Consolidated Statements of Cash Flows (Unaudited) for the six months ended January 31, 2006 and from inception on March 3, 2005 to January 31, 2006	F-18-20
Notes to Interim Consolidated Financial Statements	F-21-27
(c) Chartwell International, Inc. Financial Statements

1

Consolidated Balance Sheets as of October 31, 2005 (Unaudited) and July 31, 2005	F-28
Consolidated Statements of Operations (Unaudited) for the Quarter Ended October 31, 2005 and for the period from March 3, 2005, inception, to October 31, 2005	F-29
Consolidated Statements of Cash Flows (Unaudited) for the Quarter Ended October 31, 2005 and for the period from March 3, 2005, inception, to October 31, 2005	F-30-31
Notes to Interim Consolidated Financial Statements	F-32-34
Report of Independent Registered Accounting Firm	F-35
Balance Sheets at July 31, 2005	F-36
Statement of Operations for the Period from March 3, 2005, inception, to July 31, 2005	F-37
Statement of Stockholders’ Equity for the Period from March 3, 2005, inception, to July 31, 2005	F-38
Statement of Cash Flows for the Period from March 3, 2005, inception, to July 31, 2005	F-39
Notes to Consolidated Financial Statements	F-40

2

PERRIN ACCOUNTING, P.C.

To the Board of Directors

Cranberry Creek Railroad, Inc.

140 East Main Street

Middleton, New York 10940

INDEPENDENT AUDITOR’S REPORT ON FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Cranberry Creek Railroad, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cranberry Creek Railroad, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Perrin Accounting, P.C.

Baltimore, Maryland

March 23, 2006

CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

BALTIMORE, MARYLAND

201 North Charles Street Suite 2204

Baltimore, Maryland 21201

Phone: 410-287-1300	Fax: 410-287-1312

NORTH EAST, MARYLAND

14 Rogers Road	Suite 205

North East, Maryland 21901

Phone: 410-287-1300	Fax: 410-287-1312

F-1

CRANBERRY CREEK RAILROAD, INC.

BALANCE SHEET

ASSETS

DECEMBER 31, 2005

CURRENT ASSETS
Cash	$ 91,486
Accounts Receivable - Note 1	9,015
TOTAL CURRENT ASSETS	100,501
FIXED ASSETS - Note 1
Locomotives and Equipment	51,913
Land	5,707
Track and Crossings	8,804
Track Maintenance Equipment	2,604
Terminal and Shop	908
Bridges	827
Total Fixed Assets	70,763
Less Accumulated Depreciation	(58,742)
TOTAL FIXED ASSETS, NET	12,021

$ 112,522

____________________________

The notes to the financial statements are an integral part of this statement

F-2

CRANBERRY CREEK RAILROAD, INC.

BALANCE SHEET

LIABILITIES AND STOCKHOLDERS’ EQUITY

DECEMBER 31, 2005

CURRENT LIABILITIES
Accounts Payable and Accrued Wages	$ 17,099
Accrued Federal and State Income Taxes and Penalties	42,513
Accrued Legal Fees	49,339
TOTAL CURRENT LIABILITIES	108,951
LONG-TERM LIABILITIES
TOTAL LIABILITIES	108,951

COMMON STOCK - No Par Value 30 Shares Authorized, Issued, and Outstanding	451
RETAINED EARNINGS - Note 1	3,120
TOTAL STOCKHOLDER’S EQUITY	3,571
$ 112,522

____________________________

The notes to the financial statements are an integral part of this statement

F-3

CRANBERRY CREEK RAILROAD, INC.

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

REVENUE
Freight Interchange Revenue - Note 1	$ 141,633
Interest and Other	3,119
NET REVENUE	144,752
OPERATING EXPENSES
Wages, and Payroll Taxes	59,920
Real Estate Taxes	28,685
Accounting and Tax Preparation	17,354
Road and Right of Way Maintenance	16,418
Repairs and Maintenance	12,698
Station and Other Operating Expenses	8,562
Fuel and Locomotive Expenses	7,735
Insurance Expense	6,021
Employee Benefits	5,140
Total Operating Expenses	162,533
LOSS FROM OPERATIONS	(17,781)
Legal Fees	51,983
Federal and State Tax Penalties - Note 1	18,218
Total Non Recurring Expenses	70,201
LOSS BEFORE INCOME TAXES	(87,982)
Income Tax Expense - Note 1	(23,977)
NET INCOME, (LOSS)	$ (111,959)

______________

The notes to the financial statements are an integral part of this statement

F-4

CRANBERRY CREEK RAILROAD, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2005

	Stock	Retained Earnings
Balance January 1, 2005 - Note 1	$ 451	$ 98,788

Prior Period Adjustment - Correction Of Error	0	16,291

Net (Loss) Year Ended December 31, 2005	0	(111,959)

Balance December 31, 2005	$ 451	$ 3,120

______________________

The notes to the financial statements are an integral part of this statement

F-5

CRANBERRY CREEK RAILROAD, INC.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Freight Interchange Revenue	$ 146,322
Interest and Other	3,437
149,759

Operating Expenses	145,434
Legal Fees	2,644
148,078
Net Cash Provided by Operating Activities	1,681
CASH FLOWS USED BY INVESTING ACTIVITIES

CASH FLOWS USED BY FINANCING ACTIVITIES

NET INCREASE IN CASH	1,681
CASH AT BEGINNING OF YEAR	89,805
CASH AT END OF YEAR	$ 91,486
SUPPLEMENTAL DISCLOSURE
Cash Paid During the Year For Interest	$ 0

________________________

The notes to the financial statements are an integral part of this statement.

F-6

CRANBERRY CREEK RAILROAD, INC.

STATEMENT OF CASH FLOWS

RECONCILIATION OF NET LOSS TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

YEAR ENDED DECEMBER 31, 2005

Net (Loss)	$ (111,959)
Adjustments To Reconcile Net Loss To
Net Cash Provided By Operating Activities
Increase in Accounts Payable and Accrued Wages	17,099
Decrease in Accounts Receivable	4,689
Increase in Accrued Taxes and Penalties	42,513
Increase in Accrued Legal Fees	49,339
Total Adjustments	113,640
Net Cash Provided by Operating Activities	$ 1,681

________________________

The notes to the financial statements are an integral part of this statement.

F-7

CRANBERRY CREEK RAILROAD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005

Note 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cranberry Creek Railroad, Inc. (The Corporation) was created pursuant to Articles of Incorporation dated 1956 in accordance with provisions of New Jersey Law. In 1961 the Corporation purchased all the outstanding stock of the Middletown and New Jersey Railway Company, Inc. (The M&NJ). The Corporation owns and operates this shortline railroad on approximately 138 acres in Orange County, New York.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting. The Corporation reports on the accrual basis for both financial and tax reporting in accordance with accounting principles generally accepted in the United States of America. The accounting policies followed for financial reporting are as follows:

Cash Equivalents: The Corporation’s policy is to classify all checking accounts, money market accounts, and other demand deposits as cash equivalents.

Income Taxes. Income Taxes are paid on earnings as provided by current federal and state income tax statutes. In 2005 the Corporation filed current and prior years’ tax returns and accrued the income tax expense of $ 23,977 and accrued penalties and interest of $ 18,218.

Property. Property is recorded at cost and depreciated over its estimated useful life as required by generally accepted accounting principles.

Prior Period Adjustment. In 2005 the Corporation performed its first financial audit and estimated, and corrected, the acquisition cost of certain property.

Concentration of Credit Risk. The Corporation derives all its revenue from a single class one railroad customer, the Norfolk Southern.

F-8

(b)    Pro Forma Financial Information

The Transaction

On December 30, 2005, Chartwell International, Inc. (the “Company”) entered into a Contract of Sale of Stock (the “Contract”) with the Estate of Pierre T. Rasmussen (the “Seller”), for the purchase of twenty (20) shares of common stock (the “Shares”) of Cranberry Creek Railroad, Inc., a New Jersey corporation (“Cranberry Creek”). The Contract was amended on February 10, 2006 (the “Contract” as amended, the “Agreement”). Under the terms of the Agreement, the Company purchased sixty-six and two-thirds percent (66 2/3%) of all the outstanding shares of capital stock in Cranberry Creek for $1.65 million (the “Purchase Price”).

The Purchase Price consists of (i) a cash payment of One Million One Hundred Fifty Thousand and No/100 Dollars ($1,150,000) and (ii) the issuance of two-year convertible promissory notes in the aggregate principal amount of Five Hundred Thousand and No/100 Dollars ($500,000) at approximately eight percent (8%) annual interest rate, convertible into 158,000 shares of common stock of the Company at the end of the term of the note at a price per share of $3.165 (the “Note”). Interest on the Note shall be payable quarterly beginning May 15, 2006 at a rate of two percent (2%) of the principal outstanding balance on each respective payment due date.

The Company has initiated legal proceedings in the Superior Court of New Jersey – Chancery Division to seek enforcement of a stipulated Court Order Settlement binding the individual owner of the remaining thirty-three and one-thirds percent (33 1/3%) to sell his ten (10) shares of common stock in Cranberry Creek to the Company.

Cranberry Creek is a New Jersey corporation that owns one hundred percent (100%) of the outstanding capital stock in Middletown and New Jersey Railway Company, Inc., a New York Corporation (“M&NJ”). M&NJ owns and operates a short-line railroad in Middletown, New York.

The Entities Involved

Chartwell International, Inc. acquired 66 2/3% of the stock of Cranberry Creek Railroad, Inc.

Pro Forma Reporting Periods

Chartwell International, Inc. currently reports on a fiscal year that ends on July 31. Cranberry Creek Railroad, Inc. currently reports on a calendar year that ends on December 31.

The Unaudited Pro Forma Consolidated Balance Sheet as of January 31, 2006, includes the balance sheet of Chartwell International, Inc. and its subsidiaries as of January 31, 2006, and the balance sheet of Cranberry Creek Railroad, Inc. and its subsidiary as of December 31, 2005. Because of the differing accounting periods, the consolidated balance sheet of Chartwell International, Inc. at January 31, 2006, are combined with the consolidated balance sheet of Cranberry Creek Railroad, Inc. at December 31, 2005. Chartwell International, Inc. began including its acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. in its consolidated financial statements from February 14, 2006.

The Unaudited Pro Forma Consolidated Statement of Operations for the period from inception on March 3, 2005 through July 31, 2005, give effect to the acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. and its subsidiary as if the acquisition occurred on March 3, 2005, and includes the statement of operations of Chartwell International, Inc. and its subsidiaries from inception on March 3, 2005 through July 31, 2005, and the statement of operations of Cranberry Creek Railroad, Inc. and its

F-9

subsidiary for the fiscal year ended December 31, 2005. It is impracticable to bring the statement of operations of Cranberry Creek Railroad, Inc. to within 93 days of Chartwell International’s most recent fiscal year end because of the bookkeeping practices adopted by Cranberry Creek Railroad, Inc.

The Unaudited Pro Forma Consolidated Statement of Operations for the six months ended January 31, 2006, are based on the historical financial statements of Chartwell International, Inc. and Cranberry Creek Railroad, Inc., after giving effect to the acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. and its subsidiary as if the acquisition occurred on inception on March 3, 2005. Because of the differing accounting periods, the operating results of Chartwell International, Inc. for the six months ended January 31, 2006, are combined with the operating results of Cranberry Creek Railroad, Inc. for the six months ended December 31, 2005.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition of 66 2/3% of Cranberry Creek Railroad, Inc. and its subsidiary occurred as of March 3, 2005, nor are these pro forma financial statements necessarily indicative of the future financial position or results of operations of the combined companies.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Chartwell International, Inc. included in the annual report on Form 10-KSB and quarterly reports on Form 10-QSB and the historical consolidated financial statements and accompanying notes of Cranberry Creek Railroad, Inc. included herein.

[Chartwell International, Inc.

Pro-forma Financial Information

See Next Page]

F-10

Chartwell International, Inc. (A Development Stage Company) Pro-forma Consolidated Balance Sheets (in thousands) (Unaudited)

			Acquisition
	Chartwell (1)	Cranberry (2)	Adjustments (3)	Pro-Forma
ASSETS
Current assets
Cash	$ 3,227	$ 92	$ (1,171)	$ 2,148
Accounts receivable	-	9	-	9
Deposit	548	-	-	548
Other	13	-	-	13
Total current assets	3,788	101	(1,171)	2,718
Long-term assets
Property and equipment, net	3,603	5	1,469	5,077
Land	1,008	7	701	1,716
Mineral rights	2,225	-	-	2,225
Option on mineral rights	5,287	-	-	5,287
Total long-term assets	12,123	12	2,170	14,305

Total Assets	$ 15,911	$ 113	$ 999	$ 17,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 674	$ 109	$ 40	$ 823
Due to related parties	93	-	-	93
Notes payable	717	-	-	717
Total current liabilities	1,484	109	40	1,633
Long-term liabilities
Notes payable, net of current portion	1,115	-	500	1,615
Total long-term liabilities	1,115	-	500	1,615
Minority interests	-	-	463	463

Total liabilities	2,599	109	1,003	3,711

Stockholders’ equity
Preferred stock, $0.001 par value,
25,000 shares authorized	-	-	-	-
Common stock, $0.001 par value

F-11

100,000 authorized, 15,600 shares
issued and outstanding	16	1	(1)	16
Additional paid in capital	15,960	-	-	15,960
Accumulated deficit	(2,664)	3	(3)	(2,664)
Total shareholders’ equity	13,312	4	(4)	13,312

Total liabilities and stockholders’ equity	$ 15,911	$ 113	$ 999	$ 17,023

F-12

Chartwell International, Inc. (A Development Stage Company) Pro-forma Consolidated Statement of Operations For the Year Ended July 31, 2005 (in thousands, except per share data) (Unaudited)

			Acquisition
	Chartwell (1)	Cranberry (2)	Adjustments (3)	Pro-Forma

Revenue	$ -	$ 145	$ -	$ -
Cost of Revenue	-	-	-	-

Gross Profit	-	145	-	-
General and administrative expenses	159	233	-	392

Loss from operations	(159)	(88)	-	(392)

Other income (expense)
Interest, net	21	-	(40)	(19)
Finance placement fee	(836)	-	-	(836)

Total other income (expense)	(815)	-	(40)	(855)

Loss before income taxes and minority interest	(974)	(88)	(40)	(1,247)

Income taxes	-	24	-	(1,247)
Minority interest	-	-	(37)	(37)

Net loss	$ (974)	$ (112)	$ (3)	$ 37

Net loss per share
basic	$ (0.16)	$ (112.00)	n/a	$ 0.01
fully diluted	$ (0.16)	$ (112.00)	n/a	$ 0.01

Weighted average number of common shares outstanding
basic	5,975	1	(1)	5,975
fully diluted	5,975	1	(1)	5,975

F-13

Chartwell International, Inc. (A Development Stage Company) Pro-forma Consolidated Statement of Operations For the Six Months Ended January 31, 2006 (in thousands, except per share data) (Unaudited)

			Acquisition
	Chartwell	Cranberry (4)	Adjustments (3)	Pro-Forma

Revenue	$ -	$ 73	$ -	$ 73
Cost of Revenue	-	-	-	-

Gross Profit	-	73	-	73
General and administrative expenses	1,646	81	-	1,727

Loss from operations	(1,646)	(9)	-	(1,655)

Other income (expense)
Interest, net	(47)	-	(20)	(67)
Gain on note settlement	35	-	-	35
Finance placement fee	(33)	-	-	(33)

Total other income (expense)	(45)	-	(20)	(65)

Loss before minority interest	(1,691)	(9)	(20)	(1,720)

Minority interest	-	-	(3)	(3)

Net loss	$ (1,691)	$ (9)	$ (17)	$ (1,717)

Net loss per share
Basic	$ (0.11)	$ (8.50)	n/a	$ (0.12)
fully diluted	$ (0.11)	$ (8.50)	n/a	$ (0.12)

Weighted average number of common shares outstanding
Basic	14,869	1	(1)	14,869
fully diluted	14,869	1	(1)	14,869

	Continued Next Page

F-14

Notes:

(1) Chartwell International, Inc.’s (“Chartwell”) balance sheet reflects balances as of January 31, 2006 and statements of operations from March 3, 2005 (inception) to July 31, 2005;

(2) Cranberry Creek Railroad, Inc.’s (“Cranberry”) balance sheet reflects balances as of December 31, 2005 and statements of operations for the year ended December 31, 2005;

(3) On February 10, 2006 Chartwell acquired 2/3rds of the outstanding stock of Cranberry for cash of $1,171,471 and an 8% convertible promissory note of $500,000. Chartwell anticipates acquiring the additional 1/3rd of the outstanding common stock of Cranberry for $500,000. This amount has been reflected as a minority interest. The interest on the convertible promissory note has been reflected as if it existed for the year ended

December 31, 2005 and the six months ended December 31, 2005;

(4) Cranberry’s statement of operations reflect an estimate of the six months ended December 31, 2005 based on 50% of the statement of operations for the year ended December 31, 2005 adjusted for non-recurring expenses. Financial statements for the six months ended December 31, 2005 were not available nor feasible to create. In the opinion of management the adjustments are necessary to a fair statement to the result of the interim period present herein.

F-15

Chartwell International, Inc.

(A Development Stage Company)

Consolidated Balance Sheet

Assets	January 31, 2006	July 31, 2005
	(Unaudited)
Current assets
Cash	$ 3,226,835	$ 7,685,962
Deposit	547,655	1,425,000
Other	12,856	9,067
Total current assets	3,787,346	9,120,029

Long-term assets
Property and equipment, Net	3,603,181	-
Land	1,008,232	-
Mineral rights	2,225,195	-
Option on mineral rights	5,286,740	-
Total long-term assets	12,123,348	-

Total assets	$ 15,910,694	$ 9,120,029

Liabilities and Stockholder’s Equity

Current liabilities
Accounts payable and accrued expenses	674,536	18,862
Due to related parties	92,614	42,140
Notes payable	717,047	-
Total current liabilities	1,484,197	61,002

Long-term liabilities
Notes payable, net of current portion	1,114,765	-
Total long-term liabilities	1,114,765	-

Total Liabilities	2,598,962	61,002

Commitments and Contingencies

Stockholders’ equity
Preferred stock; $.001 par value, 25,000,000 shares authorized	-	-
Common stock; $.001 par value; 100,000,000 shares
authorized; 15,600,380 shares issued and outstanding,
and 11,688,141 at July 31, 2005	15,600	11,688
Additional paid-in capital	15,960,091	10,020,458
Accumulated deficit	(2,663,959)	(973,119)
Total stockholders’ equity	13,311,732	9,059,027
Total liabilities and stockholders’ equity	$ 15,910,694	$ 9,120,029

See accompanying notes to unaudited interim consolidated financial statements

F-16

Chartwell International, Inc.

(A Development Stage Company)

Consolidated Statement of Operations

(Unaudited)

			Cumulative from
	For the Three	For the Six	March 3, 2005,
	Months Ended	Months Ended	Inception,
	January 31,	January 31,	to January 31,
	2006	2006	2006

Operating expenses
General and administrative	$ 579,167	$ 1,645,829	$ 1,804,427
Total operating expenses	579,167	1,645,829	1,804,427

Other income (expense)
Interest, net	(34,207)	(47,401)	(25,432)
Gain on note settlement	34,942	34,942	34,942
Finance placement fee	-	(32,552)	(869,042)
Total other income (expense)	735	(45,011)	(859,542)

Net loss	$ (578,432)	$ (1,690,840)	$ (2,663,959)

Loss per common share, basic and
diluted	$ (0.04)	$ (0.11)	$ (0.25)

Weighted average number of common	15,676,294	14,868,926	10,860,091
shares outstanding, basic and diluted

See accompanying notes to unaudited interim consolidated financial statements

F-17

Chartwell International, Inc.

(A Development Stage Company)

Consolidated Statement of Cash Flows

(Unaudited)

		Cumulative from
	For the Six	March 3, 2005,
	Months Ended	Inception,
	January 31,	to January 31,
	2006	2006

Cash flows from operating activities
Net loss	$(1,690,840)	$ (2,663,959)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Amortization and depreciation	13,455	13,455
Gain on settlement of note receivable	(34,942)	(34,942)
Common stock issued for services	742,838	1 ,183,583
Increase (decrease) in cash from changes
operating assets and liabilities
Deposits	882,345	(542,655)
Other assets	(3,790)	(12,856)
Accounts payable and accrued expenses	433,177	452,039
Due to related parties	50,474	92,614
Net cash provided by (used in)
operating activities	392,717	(1,512,721)

Cash flows from investing activities
Purchase of property and equipment	(2,871,488)	(2,871,488)
Exercise of mining rights option	(102,500)	(102,500)
Cash paid in acquisition	(2,288,429)	(2,288,429)
Cash received in acquisition	25,937	25,937
Net cash used in investing activities	(5,236,480)	(5,236,480)

Cash flows from financing activities
Proceeds from issuance of common stock	500,520	10,291,920
Redemption of common stock	(275,000)	(275,000)
Payment for note receivable	(275,000)	(275,000)
Proceeds on notes receivable	635,130	635,130
Principal payments on long-term debt	(201,014)	(401,014)
Net cash provided by financing
Activities	384,636	9,976,036

Net increase (decrease) in cash	(4,459,127)	3,226,835

Cash and cash equivalents, beginning of period	7,685,962	-

Cash and cash equivalents, end of period	$ 3,226,835	$ 3,226,835

See accompanying notes to unaudited interim consolidated financial statements

F-18

Chartwell International, Inc.

(A Development Stage Company)

Consolidated Statement of Cash Flows (continued)

(Unaudited)

Cumulative from
	For the Six	March 3, 2005,
	Months Ended	Inception,
	January 31,	to January 31,
	2006	2006

Supplemental disclosure of cash flow information
Cash paid for interest	$ 115,159	$ 533,404
Cash paid for income taxes	$ -	$ -

See accompanying notes to unaudited interim consolidated financial statements

F-19

Chartwell International, Inc.

(A Development Stage Company)

Consolidated Statement of Cash Flows (continued)

(Unaudited)

During the six months ended January 31, 2006, the Company reported the following non-cash investing and financing activities:
Cumulative from
March 3, 2005,
Inception,
	January 31,	to January 31,
	2006	2006

Issued common stock in partial payment of note receivable	$ (325,187)	$ (325,187)
Software acquired under capital lease	$ (27,256)	$ (27,256)
Issued common stock in partial payment of acquisition of E-Rail Logistics, Inc.	$ (4,650,000)	$ (4,650,000)

F-20

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements

January 31, 2006

(Unaudited)

Note 1. Basis of Presentation and Accounting Policies

Unaudited Interim Financial Information. The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for the presentation of interim financial information, but do not include all the information and footnotes required by accounting principles generally accepted in the United States of America. The balance sheet as of July 31, 2005 has been derived from the audited consolidated financial statements of Chartwell International, Inc. at that date. Unless stated otherwise, references in this Form 10-QSB to “we,” “us,” or “our” refer to Chartwell International, Inc.

In the opinion of our management, all adjustments considered necessary for a fair presentation have been included. Operating results for six-month and three-month periods ended January 31, 2006, and the operating results from inception on March 3, 2005 through January 31, 2006 are not necessarily indicative of the results that may be expected for the year ended July 31, 2006. Further, we have had limited operations in all reporting periods through January 31, 2006. For further information, refer to the financial statements included in our Annual Report on Form 10-KSB/A filed on December 15, 2005.

Principals of Consolidation

The consolidated financial statements include the accounts of Chartwell International, Inc., approximately five months of operations of our wholly owned subsidiaries E-Rail Logistics, Inc. and Belville Mining Company, Inc., and our recently formed wholly owned subsidiary E-Rail Equipment Sales and Leasing, Inc. Inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United State of America requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Areas where significant estimation is involved include, but are not limited to the valuation of stock-based compensation.

Comprehensive Income

Effective January 1, 1998, we adopted Statement of Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 131 established new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 had no affect on the accompanying financial statements, because we had and continue to have no other components of comprehensive income.

F-21

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements (continued)

January 31, 2006

(Unaudited)

Note 1 - Basis of Presentation and Accounting Policies (continued)

Stock Based Compensation

On February 8, 2006 our shareholders approved a stock based compensation plan (“2006 Plan”) for the benefit of our employees, directors and other eligible parties. The 2006 Plan permits the granting of restricted stock and options of up to 9% of our outstanding common stock including common stock that is convertible from other securities. Effective with our current fiscal year that began on August 1, 2005, we adopted the accounting and disclosure provisions of Statement of Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments”.

Recently Issued Accounting Pronouncements

FAS No. 123(R)

In March 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment “ SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after March 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all non-public entities, as of the first fiscal year beginning after March 15, 2005. We adopted SFAS No. 123(R) effective with our fiscal year that began on August 1, 2005.

Note 2 - Description of Business

Chartwell International, Inc. (“Chartwell” or the “Company”) is a Nevada corporation formed in 1984. Our principal activity had consisted of oversight of investments, principally in College Partnership, Inc. Effective January 31, 2005, we transferred all assets and liabilities to our then wholly owned subsidiary, Kingsley Capital, Inc. (“Kingsley”) and subsequently transferred all of our Kingsley stock to our shareholders on a pro-rata basis as a dividend effective March 3, 2005. We then ceased all of our former operations and began operations as a newly formed development stage entity effective March 3, 2005.

On September 8, 2005, we acquired E-Rail Logistics, Inc. (“E-Rail”), a development stage company with assets and minimal operations in the solid waste disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail’s wholly owned subsidiary, Belville Mining Company, Inc. based in Ohio which has significant interests and rights to over 8,000 acres of land and minerals in Ohio, a portion of which we intend to permit for our landfill operations. The property contains clay and other minerals that are also required for

F-22

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements (continued)

January 31, 2006

(Unaudited)

Note 2 – Description of Business (continued)

the operation of landfills. We are only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require some infrastructure improvements, which we are evaluating.

Our administrative offices are based in Syosset, New York.

Note 3 - Acquisition of E-Rail Logistics, Inc.

On September 8, 2005, we acquired E-Rail Logistics, Inc., a development stage company with assets and minimal operations in the solid waste disposal industry. The acquisition included E-Rail Logistics’ wholly-owned subsidiary, Belville Mining Company, Inc. based in Ohio which has significant interests and rights to over 8,000 acres of land and minerals in Ohio, a portion of which we intend to permit for our landfill operations.

Pursuant to SEC Regulation S-X Rule 3-05 and 11-01 and ETIF 98-3: Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, we determined that the acquisition did not constitute a business combination. E-Rail Logistics, Inc. lacked almost all the significant elements to constitute a “business” at the time of the acquisition, was in the development stage and had not commenced planned principal operations. As such, the transaction is treated as an acquisition of assets.

The purchase price included:

Cash	$2,288,429
3,100,000 shares of common stock @$1.50 per share	4,650,000
Assumption of debt	2,226,241

Total purchase price:	$9,164,670

The total purchase price was allocated to the assets acquired as follows:

Cash	$25,937
Other current assets	13,375
Property and equipment	707,690
Land	1,008,233
Mineral rights	2,225,195
Option for mineral rights	5,184,240

Total assets acquired:	$9,164,670

Determination of the purchase price of the acquisition and corresponding allocation of the purchase price to the net assets included the following:

F-23

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements (continued)

January 31, 2006

(Unaudited)

Note 3 – Acquisition of E-Rail Logistics, Inc. (continued)

Fair value of our common stock issued was determined by our Board of Directors based on market conditions, including an independent assessment by a reputable firm specializing in such matters.

Accounts payable and accrued liabilities assumed were recorded at the carrying value at the date of the acquisition, which our management believes, reflected the fair value.

Promissory notes assumed in the acquisition were valued at the present value of the minimum payments required to be paid under the notes at 11% which our management believes fairly reflect our current accessible borrowing rate based on recent proposals for debt financing.

Cash, current assets, and property and equipment were recorded at the carrying value at the date of the acquisition, which our management believes reflected the fair value.

Our management believes that at the date of the acquisition the book value of the land, mineral rights and mineral rights under option as reported by the acquired company does not reflect fair value. To establish fair value, we received an independent appraisal of the land and a portion of the mineral rights owned prior to the close of the transaction. Additionally, we conducted a reserve analysis and obtained a lease proposal to mine the minerals under option. Our management determined the fair value of the land, mineral rights and mineral rights under option based on the appraisal, analysis and proposal, and allocated the excess purchase price to the land, mineral rights and mineral rights under option on a pro-rata basis.

Following an analysis of other contracts and rights acquired, our management determined that there was no additional value that should be allocated from the excess purchase price to those other contracts and rights.

Note 4 - Notes Payable

On September 8, 2005, in connection with our acquisition of E-Rail Logistics, we assumed five promissory notes with a face value of $1,822,571 bearing interest at rates between 5.5% to 6.5% per annum secured by land and equipment owned by our Belville subsidiary and payable over two to five years in monthly installments of principal and interest. The promissory notes were recorded with a value of $1,636,176 which our management believes fairly represents the present value of minimum payments required to be paid under the notes with an interest rate of 11% per annum based on our current accessible borrowing rate based on recent proposal for debt financing on comparable assets. As of January 31, 2006 the outstanding balances were $1,504,255.

On September 8, 2005, in connection with our acquisition of E-Rail Logistics, we assumed a note payable with a balance of $369,395 bearing interest at a rate of 11% per annum secured by equipment owned by our E-Rail Equipment subsidiary and payable in 31 monthly installments of principle and interest of $13,750. As of January 31, 2006 the outstanding balance was $327,557.

F-24

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements (continued)

January 31, 2006

(Unaudited)

Note 5 – Equity

Common Stock Transactions

On September 2, 2005, we issued 300,000 shares of common stock in exchange for a note receivable with a value of $325,187.

On September 8, 2005, we issued 3,100,000 shares of common stock in connection with our acquisition of E-Rail Logistics (see Note 3) valued at $1.50 per share or $4.65 million. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

On September 14, 2005, we issued 300,000 shares of common stock to four members of our Board of Directors in exchange for services valued at $1.50 per share or $300,000. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

On September 19, 2005, we issued 217,014 shares of common stock in exchange for cash totaling $325,521 pursuant to a private placement subscription.

On September 19, 2005, we issued 100,000 shares of common stock in exchange for cash totaling $175,000 pursuant to a private placement subscription.

On September 30, 2005, we issued 155,000 shares of common stock in exchange for services related to the acquisition of E-Rail Logistics valued at $1.50 per share or $232,500. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

On October 12, 2005, we issued 4,375 shares of common stock in exchange for consulting services valued at $1.50 per share or $6,563. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

On October 30, 2005, we issued 10,850 shares of common stock in exchange for private placement commissions valued at $1.50 per share or $16,275. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

On November 30, 2005, we redeemed and subsequently cancelled 300,000 shares of common stock for $275,000 in cash.

On January 16, 2006, we issued 25,000 shares of common stock to an employee in exchange for services valued at $1.50 per share or $37,500. Our management valued the shares of common stock based on recent subscriptions of shares of common stock through private placements at $1.50 cash per share.

F-25

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements (continued)

January 31, 2006

(Unaudited)

Note 6 - Related Party Transactions

We issued 155,000 shares valued at $232,500 to a company controlled by an officer and director of ours in connection with the acquisition of E-Rail Logistics and Belville Mining Company. In addition, we paid $16,276 in cash and issued 10,850 shares of common stock valued at $16,275 to this same company for financing placement fees.

We paid $254,259 in cash for legal services to a law firm, during the six months ended January 31, 2006, of which an officer and director of ours is a shareholder. In addition, we reported $48,783 due to this same firm for legal services at January 31, 2006.

We acquired software and assumed the corresponding lease of $27,256 during the six months ended January 31, 2006 from an entity controlled by an officer of one of our subsidiaries.

Prior to the acquisition of E-Rail Logistics, E-Rail Logistics purchased 220 open top containers for $550,000 consisting of $130,000 cash and a finance obligation of $420,000 to The Corona Group. The proprietor of The Corona Group was an employee of a company controlled by an officer of one of our subsidiaries and such proprietor is a shareholder of ours. We assumed the remaining finance obligation totaling $369,395 in connection with the acquisition of E-Rail Logistics.

We also reimburse officers and directors for approved business expenses incurred in the ordinary course of business and in accordance with our expense reimbursement policy.

Note 7 - Contingencies

Legal Proceedings

On or about February 3, 2006, we were sued by Starbank Group, LLC (“Starbank’) in connection with assets we acquired as part of our acquisition of E-Rail Logistics. This case is pending in The Supreme Court of the State of New York, County of New York, pursuant to a complaint filed on January 24, 2006. The parties to the case include Starbank, Chartwell, E-Rail Logistics, Rail Waste Holdings, LLC (“RWH”), Imre Eszenyi, Andrew Kaufman, Richard Kessler and Christopher Davino. Starbank alleges that we induced Kaufman, Kessler and Davino to fraudulently sell assets of RWH to us through our E-Rail Logistics acquisition. Further, Starbank claims we intentionally interfered with an alleged employment relationship between Kaufman, Kessler, Davino and RWH. Starbank is seeking damages in excess of $1,000,000. We intend to vigorously defend the claims against us in this matter.

F-26

Chartwell International, Inc.

Notes to Interim Consolidated Financial Statements (continued)

January 31, 2006

(Unaudited)

Note 8 - Subsequent Events

On February 10, 2006 we completed the acquisition of 20 shares of common stock of Cranberry Creek Railroad, Inc. (“Cranberry Creek”) representing 66 2/3% of all the outstanding shares in Cranberry Creek for a purchase price of $1.65 million. The purchase price consisted of $1.15 million in cash and a $500,000 two year convertible promissory note bearing interest at a rate of 8% per annum. The promissory note is convertible at end of the note term into 158,000 shares of our common stock or a conversion price of $3.165 per share. Interest on the promissory note is payable quarterly with first payment due on May 15, 2006. We are in material discussions to purchase the remaining 33 1/3% interest in Cranberry Creek. Cranberry Creek owns 100% of the outstanding capital stock of Middletown and New Jersey Railway Company, Inc. (“MNJ”). MNJ owns and operates a regional short-line railroad based out of Middletown, New York.

F-27

CHARTWELL INTERNATIONAL, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

ASSETS:	October 31, 2005	July 31, 2005
Current Assets:
Cash	$ 4,413,773	$ 7,685,962
Note receivable	600,188	-
Deposit	1,040,000	1,425,000
Other	40,032	9,067
Total current assets	6,093,993	9,120,029

Property and Equipment, Net	2,170,769	-
Land	1,008,232	-
Mineral Rights	2,225,195	-
Option on Mineral Rights	5,184,240	-
TOTAL ASSETS	$ 16,682,429	$ 9,120,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	370,872	18,862
Due to related parties	195,746	42,140
Current principal on long-term obligations	614,713	-
Total current liabilities	1,181,331	61,002

Long-term Obligations	1,373,432	-
Total liabilities	2,554,763	-

Stockholders’ Equity:
Preferred stock; $.001 par value, 25,000,000 authorized	-	-
Common stock; $.001 par value; 100,000,000 shares
authorized; 15,875,380 and 11,688,141 shares issued
and outstanding, respectively	15,875	11,688
Additional paid-in capital	16,197,318	10,020,458
Accumulated deficit	(2,085,527)	(973,119)
Total stockholders’ equity	14,127,666	9,059,027
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 16,682,429	$ 9,120,029

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE

CONSOLIDATED FINANCIAL STATEMENTS

F-28

CHARTWELL INTERNATIONAL, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

		Cumulative from
	For the	March 3, 2005,
	Quarter Ended	Inception,
	October 31,	to October 31,
	2005	2005

OPERATING EXPENSES:
General and administrative	$ 1,066,662	$ 1,225,260
Total operating expenses	1,066,662	1,225,260

Other income (expense)
Interest, net	(13,194)	8,775
Finance placement fee	(32,552)	(869,042)
Total other income (expense)	(45,746)	(860,267)

Net (loss)	$ (1,112,408)	$ (2,085,527)

(Loss) per common share (basic and diluted)	$ (0.08)	$ (0.23)

Average common shares outstanding	14,043,764	9,009,224

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE

CONSOLIDATED FINANCIAL STATEMENTS

F-29

CHARTWELL INTERNATIONAL, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Cumulative from
	For the	March 3, 2005,
	Quarter Ended	Inception,
	October 31,	to October 31,
	2005	2005

Cash Flows from Operating Activities
Net income (loss)	$(1,112,408)	$ (2,085,527)
Adjustments:
Amortization and depreciation	3,134	3,134
Common stock issued for services	705,338	1,146,083
Changes in operating assets and liabilities
Deposits	390,000	(1,035,000)
Other assets	(30,965)	(40,032)
Accounts payable and accrued expenses	129,512	148,374
Due to related parties	153,606	195,746
Net cash used in operating activities	238,217	(1,667,222)

Cash Flows from Investing Activities
Purchase of property and equipment	(1,428,754)	(1,428,754)
Cash paid in acquisition	(2,288,429)	(2,288,429)
Cash received in acquisition	25,937	25,937
Net cash used in investing activities	(3,691,246)	(3,691,246)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	500,521	10,291,922
Payment for note receivable	(275,000)	(275,000)
Principal payments on long-term debt	(44,681)	(244,681)
Net cash provided by financing activities	180,840	9,772,241

Net increase (decrease) in cash	(3,272,189)	4,413,773

Cash at beginning of period	7,685,962	-

Cash at end of period	$ 4,413,773	$ 4,413,773

Supplemental Cash Flow information
Cash paid for interest	$ 88,773	$ 507,018
Cash paid for income taxes	$ -	$ -

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE

CONSOLIDATED FINANCIAL STATEMENTS

F-30

CHARTWELL INTERNATIONAL, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

During the fiscal quarter ended October 31, 2005, the Company reported the following non-cash investing and financing activities:
Cumulative from
March 3, 2005,
Inception,
	October 31,	to October 31,
	2005	2005

Issued common stock in partial payment of note receivable	$ (325,188)	$ (325,188)
Software acquired under capital lease	$ (27,256)	$ (27,256)
Issued common stock in partial payment of acquisition of E-Rail Logistics, Inc.	$ (4,650,000)	$ (4,650,000)

F-31

CHARTWELL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. UNAUDITED, INTERIM INFORMATION:

Chartwell International, Inc. (“Chartwell” or the “Company”) is a Nevada corporation formed in 1984. The Company’s principal activity had consisted of oversight of its investments, principally in College Partnership, Inc. Effective January 31, 2005, the Company transferred all of its assets and liabilities to its then wholly owned subsidiary, Kingsley Capital, Inc. (“Kingsley”) and subsequently transferred all of its Kingsley stock to Chartwell shareholders on a pro-rata basis as a dividend effective March 3, 2005. Chartwell then ceased all of its former operations and began operations as a newly formed development stage entity effective March 3, 2005.

On September 8, 2005, the Company acquired E-Rail Logistics, Inc., a development stage company with assets and minimal operations in the solid waste disposal industry. Because E-Rail was not deemed a business, the acquisition was treated as an acquisition of assets. The acquisition included E-Rail Logistics’ wholly-owned subsidiary, Belville Mining Company, Inc. based in Ohio which has significant interests and rights to over 8,000 acres of land and minerals in Ohio, a portion of which we intend to permit for the Company’s landfill operations. The property contains clay and other minerals that are also required for the operation of landfills. The Company is only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require some infrastructure improvements, which the Company is evaluating.

Chartwell International, Inc. and its subsidiaries prepare and report financial results using a fiscal year ending July 31. This Form 10-QSB includes the consolidated financial statements of the Company and includes all normal recurring adjustments, which, in the opinion of management, are necessary for a fair statement of the results of operations, financial position, and cash flows as of the dates and for the periods presented. The Company has begun limited operations and as such its operating results for the three months ended October 31, 2005 may not be indicative of the results that may be expected for the fiscal year ending July 31, 2006.

The Notes to the Consolidated Financial Statements included in the Company’s July 31, 2005 annual report on Form 10-KSB/A-1 should be read in conjunction with these consolidated financial statements.

NOTE 2.	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Chartwell International, Inc. and approximately two months of operations of its wholly owned subsidiaries E-Rail Logistics, Inc. and Belville Mining Company, Inc. Intercompany accounts and transactions have been eliminated.

NOTE 3. ACQUISITION OF E-RAIL LOGISTICS, INC.

On September 8, 2005, the Company acquired E-Rail Logistics, Inc., a development stage company with assets and minimal operations in the solid waste disposal industry. The acquisition included E-Rail Logistics’ wholly-owned subsidiary, Belville Mining Company, Inc. based in Ohio which has significant interests and rights to over 8,000 acres of land and minerals in Ohio, a portion of which we intend to permit for the Company’s landfill operations.

CHARTWELL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’

F-32

Pursuant to SEC Regulation S-X Rule 3-05 and 11-01 and ETIF 98-3: Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, the Company determined that the acquisition did not constitute a business combination. E-Rail Logistics, Inc. lacked almost all the significant elements to constitute a “business” at the time of the acquisition, was in the development stage and had not commenced planned principal operations. As such, the transaction is treated as an acquisition of assets.

The purchase price included:

The purchase price included:

Cash	$2,288,429
3,100,000 shares of common stock of the Company @$1.50 per share	4,650,000
Assumption of debt	2,226,241

Total purchase price:	$9,164,670

The total purchase price was allocated to the assets acquired as follows:

Cash	$25,937
Other current assets	14,375
Property and equipment	707,690
Land	1,008,233
Mineral rights	2,225,195
Option for mineral rights	5,184,240

Total assets acquired:	$9,164,670

Determination of the purchase price of the acquisition and corresponding allocation of the purchase price to the net assets included the following:

Fair value of the Company’s common stock issued was determined by the Board of Directors of the Company based on market conditions, including an independent assessment by a reputable firm specializing in such matters.

Accounts payable and accrued liabilities assumed were recorded at the carrying value at the date of the acquisition which management believes reflected the fair value.

Promissory notes assumed in the acquisition were valued at the present value of the minimum payments required to be paid under the notes at 11% which management believes fairly reflects the Company’s current accessible borrowing rate based on recent proposals for debt financing.

Cash, current assets, and property and equipment were recorded at the carrying value at the date of the acquisition which management believes reflected the fair value.

F-33

CHARTWELL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’

Management believes that at the date of the acquisition the book value of the land, mineral rights and mineral rights under option as reported by the acquired company does not reflect fair value. To establish fair value, the Company received an independent appraisal of the land and a portion of the mineral rights owned prior to the close of the transaction. Additionally, the Company conducted a reserve analysis and obtained a lease proposal to mine the minerals under option. Management determined the fair value of the land, mineral rights and mineral rights under option based on the appraisal, analysis and proposal, and allocated the excess purchase price to the land, mineral rights and mineral rights under option on a pro-rata basis.

Following an analysis of other contracts and rights acquired, management determined that there was no additional value that should be allocated from the excess purchase price to those other contracts and rights.

NOTE 4. RELATED PARTY TRANSACTIONS

The Company issued 155,000 shares valued at $232,500 to a company controlled by an officer and director of the Company in connection with the acquisition of E-Rail Logistics and Belville Mining Company. At October 31, 2005, the Company owed $16,276 in cash and is obligated to issue 10,850 shares of common stock valued at $16,276 to this same company for financing placement fees.

The Company paid $95,767 in cash for legal services to a law firm, during the fiscal quarter ended October 31, 2005, of which an officer and director of the Company is a shareholder. In addition, the Company reported $104,208 due to this same firm for legal services at October 31, 2005.

The Company purchased equipment totaling $51,000 during the quarter ended October 31, 2005 from an entity controlled by an officer of one of the Company’s subsidiaries. The Company also acquired software and assumed the corresponding lease of $27,256 from this same entity.

Prior to the acquisition of E-Rail Logistics, E-Rail Logistics purchased 220 open top containers for $550,000 consisting of $130,000 cash and a finance obligation of $420,000 to The Corona Group. The proprietor of The Corona Group is an employee of a company controlled by an officer of one of the Company’s subsidiaries and such proprietor is a shareholder of the Company. The Company assumed the remaining finance obligation totaling $369,395 in connection with the acquisition of E-Rail Logistics.

Management of the Company is of the opinion that the terms and conditions of the foregoing transactions were no less favorable for the Company than could be obtained from unaffiliated third parties.

The Company also reimburses officers and directors for approved business expenses incurred in the ordinary course of business and in accordance with the Company’s expense reimbursement policy.

F-34

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado 80014

Telephone (303)306-1967

Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Chartwell International, Inc.

Lakewood, Colorado

I have audited the accompanying balance sheet of Chartwell International, Inc. as of July 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from March 3, 2005 (inception) through July 31, 2005. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chartwell International, Inc. as of July 31, 2005 and the results of its operations and its cash flows for the period from March 3, 2005 (inception) through July 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company’s assets, liabilities and former operations were transferred to another corporation on March 3, 2005. These financial statements are presented with the Company commencing new operations on March 3, 2005.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
December 14, 2005	RONALD R. CHADWICK, P.C.

F-35

CHARTWELL INTERNATIONAL, INC.
(A Development Stage Company)
BALANCE SHEET

ASSETS:	July 31, 2005
Current Assets:
Cash	$ 7,685,962
Deposit	1,425,000
Other	9,067
TOTAL ASSETS	$ 9,120,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	18,862
Due to related parties	42,140
Total liabilities	61,002

Stockholders’ Equity:
Preferred stock; $.001 par value, 25,000,000 authorized	-
Common stock; $.001 par value; 100,000,000 shares
authorized; 11,688,141 shares issued and outstanding	11,688
Additional paid-in capital	10,020,458
Accumulated deficit	(973,119)
Total stockholders’ equity	9,059,027
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 9,120,029

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
FINANCIAL STATEMENTS

F-36

CHARTWELL INTERNATIONAL, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

March 3, 2005,
Inception, to July 31,
2005

OPERATING EXPENSES:
General and administrative	$ 158,598
Total operating expenses	158,598

Other income (expense)
Interest, net	21,969
Finance placement fee	(836,490)
Total other income (expense)	(814,521)

Net (loss)	$ (973,119)

(Loss) per common share (basic and diluted)	$ (0.16)

Weighted average common shares outstanding	5,975,163

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
FINANCIAL STATEMENTS

F-37

CHARTWELL INTERNATIONAL, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY
MARCH 3, 2005, INCEPTION, TO JULY 31, 2005

			Additional		Total
	Preferred	Common	Paid-in	Accumulated	Stockholders’
	Stock	Stock	Capital	Deficit	Equity
Balances, March 3, 2005
Shares	-	2,416,157	-	-	2,416,157
Amount	$-	$2,416	$(202,416)	$ -	$ (200,000)
Issued common stock for services
Shares	-	293,830	-	-	293,830
Amount	$ -	$ 294	$ 440,451	$ -	$ 440,745
Issued common stock for cash
Shares	-	2,583,843	-	-	2,583,843
Amount	$ -	$ 2,584	$ 197,417	$ -	$ 200,000
10 for 1 reverse stock split
Shares	-	44	-	-	44
Amount	$ -	$ -	$ -	$ -	$ -
Issued stock in private placement
Shares	-	6,394,267	-	-	6,394,267
Amount	$ -	$ 6,394	$ 9,585,007	$ -	$ 9,591,401
Net (loss), fiscal 2005
Shares	-	-	-	-	-
Amount	$ -	$ -	$ -	$ (973,119)	$ (973,119)
Balances, July 31, 2005
Shares	-	11,688,141	-	-	11,688,141
Amount	$ -	$ 11,688	$ 10,020,459	$ (973,119)	$ 9,059,027

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
FINANCIAL STATEMENTS

F-38

CHARTWELL INTERNATIONAL, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

March 3, 2005,
Inception, to July 31,
2005

Cash Flows from Operating Activities
Net income (loss)	$ (973,119)
Adjustments:
Common stock issued for services	440,745
Changes in operating assets and liabilities
Deposits	(1,425,000)
Other assets	(9,067)
Accounts payable and accrued expenses	18,862
Due to related parties	42,140
Net cash used in operating activities	(1,905,439)

Cash Flows from Investing Activities
Net cash used in investing activities	-

Cash Flows from Financing Activities
Proceeds from issuance of common stock	9,791,401
Payment on promissory note	(200,000)
Net cash provided by financing activities	9,591,401

Net increase (decrease) in cash	7,685,962

Cash at beginning of period	-

Cash at end of period	$ 7,685,962

Supplemental Cash Flow information
Cash paid for interest	$ 418,245
Cash paid for income taxes	$ -

During the fiscal year ended July 31, 2005, the Company reported the following non-cash investing and financing activities:

The Company transferred all its assets, liabilities and operations to its then wholly-owned subsidiary,
Kingsley Capital, Inc. and effected a spin-off of the subsidiary March 3, 2005.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
FINANCIAL STATEMENTS

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NOTE 1. ORGANIZATION, OPERATIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Chartwell International, Inc. (“Chartwell” or the “Company”) is a Nevada corporation formed in 1984. The Company’s principal activity had consisted of oversight of its investments, principally in College Partnership, Inc. Effective January 31, 2005, the Company transferred all of its assets and liabilities to its then wholly owned subsidiary, Kingsley Capital, Inc. (“Kingsley”) and subsequently transferred all of its Kingsley stock to Chartwell shareholders on a pro-rata basis as a dividend effective March 3, 2005. Chartwell then ceased all of its former operations and began operations as a newly formed development stage entity effective March 3, 2005.

The Company now seeks to pursue the waste disposal, transportation and logistics for solid waste disposal business, predominantly concentrating on solid waste from construction debris and general solid waste disposal in key sectors and regions of the United States, initially in the northeast. With increasing gas prices, increased waste, and limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, the Company believes that it can attract and retain an experienced management team to take advantage of what the Company sees as a shift in current industry practices and modes of transportation, as well as the logistics for solid waste transportation and disposal, including site management. Accordingly, the Company is seeking to integrate rail transportation, including construction and service maintenance of rail containers, waste disposal, disposal site management, and the logistics of vertically integrating each aspect of waste disposal. After its year-end, the Company acquired E-Rail Logistics, Inc., a company with operations in solid waste transportation and removal as further discussed below.

Chartwell International, Inc. prepares and reports financial results using a fiscal year ending July 31.

Development Stage Company - The Company is in the development stage, as it has not yet commenced principal operations and has not yet realized significant revenues from its planned operations.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes – Income taxes are accounted for under the liability method, whereby deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance that reflects expectations of the extent to which such assets will be realized.

Impairment Testing of Long-lived Assets - In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Income (Loss) Per Share - Basic income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects, if any, of warrants, stock options, convertible notes payable, and common stock issuable upon conversion of the Company’s preferred stock. There is no diluted income (loss) per share presentation in the statements of operations because the effect would be anti-dilutive.

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Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of significant contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Recent Accounting Pronouncements - In August 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, requiring in general retrospective application to prior periods’ financial statements of changes in accounting principle. The Company has adopted the provisions of SFAS No. 154, which are effective for accounting changes, and corrections of errors beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Non-monetary Assets (An Amendment of APB No. 29)”. SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for non-monetary exchanges of similar productive assets, and replaces that exception with a general exception for non-monetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153, which are effective in general for non-monetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)”. SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. The Company has adopted the provisions of SFAS No. 152, which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs (An Amendment of ARB No. 43, Chapter 4)”. SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151, which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2.	DEPOSIT ON RAILCAR PURCHASE

Effective July 11, 2005, the Company entered into a Purchase and Sale Agreement with Railway and Industrial Services, Inc. for the purchase of 95 retrofitted railcars for a purchase price of $4,085,000. The agreement called for the Company to pay an initial deposit of $1,425,000 and an additional $28,000 per railcar that is accepted and delivered, as defined. The parties also entered into a Purchase Money Security Agreement effective July 11, 2005 granting the Company a security interest in the 95 railcars until such railcars are accepted and delivered. The total deposit will be allocated and correspondingly reduced at the rate of $15,000 per railcar delivered.

NOTE 3. STOCKHOLDERS’ EQUITY

Preferred Stock – The Company has the authority to issue 25,000,000 shares of preferred stock. The Board of Directors has the authority to issue such preferred shares in series and determine the rights and preferences of the shares.

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Common Stock - The Company has 100,000,000 authorized shares of common stock, par value $0.001, of which 11,688,141 shares were outstanding at July 31, 2005.

NOTE 4. EMPLOYEE STOCK OPTIONS

The Company currently has no employee stock options outstanding.

NOTE 5.	INCOME TAXES

The Company has a net operating loss carry forward at July 31, 2005 of approximately $973,000, which will begin to expire in the year 2025 if not used, subject to possible limitations due to changes in ownership. The resulting deferred tax asset of approximately $380,000 has been offset by a 100% valuation allowance. The valuation allowance increased by approximately $380,000 for the year ended 2005.

NOTE 6.	RELATED PARTY TRANSACTIONS

During the fiscal year ended July 31, 2005, the Company paid $418,245 in cash and issued 278,830 shares of common stock valued at $418,245 to a company controlled by an officer and director of the Company for financing placement fees. In addition, the Company reported $12,720 due to this same officer and director for general and administrative expenses paid by him.

The Company paid $83,945 in cash and issued 15,000 shares of common stock valued at $22,500 for legal services to a law firm, during the fiscal year ended July 31, 2005, of which an officer and director of the Company is a partner. In addition, the Company reported $29,421 due to this same firm for legal services at July 31, 2005.

NOTE 7.	SUBSEQUENT EVENTS

On September 8, 2005, the Company completed an acquisition of E-Rail Logistics, Inc., a New York corporation (“E-Rail”) and a development stage company operating in the solid waste disposal industry. Through this initial acquisition, the Company plans to transport solid waste, initially from the Northeast region of the United States and process and dispose of it in Company owned or leased permitted landfills. As part of the acquisition price, the Company assumed the following notes:

	Principal Balance	Term in Months	Annual Interest Rate	Current	Long-term

Loan 1	$89,264	36	6.50%	$27,848	$61,416
Loan 2	$90,000	24	5.50%	$43,766	$46,234
Loan 3	$480,000	24	5.50%	$233,417	$246,583
Loan 4	$575,000	42	6.00%	$152,188	$422,812

Total	$1,234,264			$457,218	$777,046

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The Company also assumed an installment note totaling $588,307. Payments under this note will be made upon the Company receiving certain permits for landfill and mining operations. Payments will be calculated at the rate of Twenty-Five Cents ($0.25) per ton for minerals mined and sold from the properties owned or leased by the Company and Twenty-Five Cents ($0.25) per ton from all waste materials deposited on lands owned or acquired by the Company. The loan carries no interest until 60 months from the date the permits are received. At that time, interest will accrue at the then yearly compounded U.S. Prime Rate as published by the Federal Reserve Board, adjusted annually.

Subsequent to year-end, the Company acquired and assumed from Rail Waste Holdings, LLC, a promissory note dated January 4, 2004 and open-end mortgage dated January 6, 2004, issued to Rail Waste Holdings, LLC by Minerva Enterprises, Inc.

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